424(b)(3)
                                                                   333-31183-01

                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 22, 1998 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 22, 1998)
                                  $200,000,000
                                                              [HIGWOODS
                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP       LOGO
                                                               GOES HERE]

 $100,000,000      % MANDATORY PAR PUT REMARKETED SECURITIESSM ("MOPPRSSM") DUE
                                JANUARY   , 2013
                $100,000,000      % NOTES DUE JANUARY   ,
                            ------------------------

     Highwoods/Forsyth Limited Partnership (the "Operating Partnership") is
offering the     % MandatOry Par Put Remarketed SecuritiesSM ("MOPPRSSM") due
January   , 2013 and the     % Notes due January   ,     (the "Notes" and,
together with the MOPPRS, the "Offered Securities"). Interest on the Offered
Securities will be payable semiannually on January   and July   of each year,
commencing July   , 1998. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Operating Partnership on or
prior to January   , 2003 (the "Remarketing Date"). After the Remarketing Date,
the MOPPRS are subject to redemption by the Operating Partnership, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest. The Notes are subject to redemption by the Operating Partnership, in whole or in part, at any time, at the redemption prices set forth herein plus accrued and unpaid interest. See "Description of Offered
Securities -- Redemption."

     The annual interest rate on the MOPPRS to the Remarketing Date is     %. ON
THE REMARKETING DATE, THE MOPPRS WILL, IN ALL CASES, BE SUBJECT TO MANDATORY TENDER TO THE REMARKETING DEALER OR SUBJECT TO REPURCHASE BY THE OPERATING PARTNERSHIP AS DESCRIBED BELOW. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at a price equal to 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of Offered Securities -- Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the entire principal amount of the MOPPRS from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of Offered Securities -- Repurchase."

     Ownership of the Offered Securities will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the Offered Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the Offered Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Offered Securities will be made in immediately available funds. The secondary market trading activity in the Offered Securities will therefore settle in immediately available funds. All payments of principal and interest on the Offered Securities will be made by the Operating Partnership in immediately available funds so long as the Offered Securities are maintained in book-entry form. Beneficial interests in the Offered Securities may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof. See "Description of Offered Securities -- Book-Entry System" and " -- Same-Day Settlement and Payment."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE ACCOMPANYING   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                            ------------------------
     The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the MOPPRS Underwriters (as defined herein) at the time of each sale. The net proceeds to
the Operating Partnership will be     % of the principal amount of the MOPPRS
sold, and the aggregate gross proceeds, before deducting offering expenses of
$175,000 payable by the Operating Partnership, will be $      , plus accrued
interest, if any, from January   , 1998. The Notes will be sold in a fixed-price
offering on the terms set forth in the table below. For further information with respect to the plan of distribution, see "Underwriting."

[CAPTION]

-----------------------------------------------------------------------------------------------------------------------------------
                                                                PRICE TO                UNDERWRITING         PROCEEDS TO OPERATING
                                                               PUBLIC (1)               DISCOUNT (2)           PARTNERSHIP (1)(3)
-----------------------------------------------------------------------------------------------------------------------------------
Per Note............................................               %                         %                         %
-----------------------------------------------------------------------------------------------------------------------------------
Total...............................................               $                         $                         $
-----------------------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from January   , 1998.
(2) The Operating Partnership and Highwoods Properties, Inc. (the "Company") have agreed to indemnify the Underwriters against or make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of $175,000 payable by the Operating Partnership.
                            ------------------------
    The Offered Securities are offered by the several Underwriters as specified herein, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Offered Securities will be made through the
book-entry facilities of DTC on or about January   , 1998.
                            ------------------------

                             MANAGERS OF THE MOPPRS
MERRILL LYNCH & CO.
                        J.P. MORGAN & CO.
                              NATIONSBANC MONTGOMERY SECURITIES LLC
                            ------------------------

                             MANAGERS OF THE NOTES
MERRILL LYNCH & CO.
                        GOLDMAN, SACHS & CO.
                             NATIONSBANC MONTGOMERY SECURITIES LLC
                            ------------------------

          The date of this Prospectus Supplement is January   , 1998.
---------------
"MandatOry Par Put Remarketed SecuritiesSM" and "MOPPRSSM" are service marks owned by Merrill Lynch & Co., Inc.

[HIGHWOODS
PROPERTIES
  LOGO]

                        [MAP GRAPHICS GOES HERE]

RESEARCH TRIANGLE
Raleigh-Durham, NC
  OFFICE: 4,408,492 S.F.
  INDUSTRIAL: 277,628 S.F.      JACKSONVILLE, FL
                                 OFFICE: 1,465,139 S.F.
ATLANTA, GA
  OFFICE: 2,379,464 S.F.        CHARLOTTE, NC
  INDUSTRIAL: 2,445,367 S.F.      OFFICE: 964,476 S.F.
                                  INDUSTRIAL: 464,114 S.F.
TAMPA, FL
   OFFICE: 2,904,587 S.F.       RICHMOND, VA                    TALLAHASSEE, FL
                                  OFFICE: 1,118,763 S.F.          OFFICE: 244,676 S.F.
SOUTH FLORIDA                     INDUSTRIAL: 159,963 S.F.
  OFFICE: 2,384,044 S.F.                                        NORFOLK, VA
                                GREENVILLE, SC                    OFFICE: 168,224 S.F.
PIEDMONT TRIAD                    OFFICE: 882,839 S.F.            INDUSTRIAL: 97,633 S.F.
Winston-Salem/Greensboro, NC      INDUSTRIAL: 118,802 S.F.
  OFFICE: 1,819,881 S.F.                                        BIRMINGHAM, AL
  INDUSTRIAL: 2,919,111 S.F.    MEMPHIS, TN                       OFFICE: 115,289 S.F.
                                   OFFICE: 606,549 S.F.
NASHVILLE, TN                                                   ASHEVILLE, NC
   OFFICE: 1,485,491 S.F.       BALTIMORE, MD                     OFFICE: 63,500 S.F.
   INDUSTRIAL: 335,994 S.F.        OFFICE: 364,434 S.F.           INDUSTRIAL: 60,677 S.F.

ORLANDO, FL                     COLUMBIA, SC                    FT. MYERS, FL
  OFFICE: 1,990,148 S.F.           OFFICE: 423,738 S.F.           OFFICE: 51,831 S.F.



     CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER THE UNDERWRITERS' SHORT POSITIONS. CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE MOPPRS MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MOPPRS. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF MOPPRS TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                                      S-2

                         PROSPECTUS SUPPLEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND THE FINANCIAL INFORMATION AND STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT SUMMARY HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS (I) "OPERATING PARTNERSHIP" SHALL MEAN HIGHWOODS/FORSYTH LIMITED PARTNERSHIP AND THOSE ENTITIES OWNED OR CONTROLLED BY IT AND ITS PREDECESSORS, (II) "PROPERTIES" SHALL MEAN THE 342 OFFICE AND 139 INDUSTRIAL (INCLUDING 73 SERVICE CENTER) PROPERTIES OWNED BY THE OPERATING PARTNERSHIP AS
OF DECEMBER 31, 1997 AND (III) "OFFERING" SHALL MEAN THE OFFERING OF THE      %
MANDATORY PAR PUT REMARKETED SECURITIES ("MOPPRS") DUE JANUARY   , 2013, AND THE
      % NOTES DUE JANUARY   ,      (THE "NOTES," AND, TOGETHER WITH THE MOPPRS,
THE "OFFERED SECURITIES").

     CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS, AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN AND THEREIN INCLUDING, WITHOUT LIMITATION, STRATEGIC INITIATIVES, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY AND THE OPERATING PARTNERSHIP TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY AND THE OPERATING PARTNERSHIP TO DIFFER MATERIALLY FROM THE COMPANY'S AND THE OPERATING PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS MADE IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY AND THE OPERATING PARTNERSHIP ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                           THE OPERATING PARTNERSHIP

GENERAL

     The Operating Partnership is managed by its general partner, Highwoods Properties, Inc. (the "Company"), a self-administered and self-managed equity real estate investment trust ("REIT") that began operations through a predecessor in 1978. The Operating Partnership is one of the largest owners and operators of suburban office and industrial properties in the Southeast. As of December 31, 1997, the Operating Partnership owned 342 office properties and 139 industrial (including 73 service center) properties encompassing approximately
30.7 million rentable square feet.

     At December 31, 1997, the Properties were 94% leased to approximately 3,100 tenants. An additional 32 properties (the "Development Projects"), which will encompass approximately 3.3 million rentable square feet, were under development as of December 31, 1997 in North Carolina, Florida, Virginia, Tennessee, Georgia, Maryland and South Carolina. The Operating Partnership also owns 729 acres (and has agreed to purchase an additional 472 acres) of land for future development (the "Development Land"). The Development Land is zoned and available for office and/or industrial development; substantially all of the Development Land has utility infrastructure already in place.

     The Operating Partnership conducts substantially all of the Company's operations, and the Company's ownership interest in the Operating Partnership represents substantially all of the Company's assets. The Operating Partnership is controlled by the Company, as its sole general partner, which owns approximately 82% of the common partnership interests (the "Common Units") in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Other than Common Units held by the Company, each Common Unit may be redeemed by the holder thereof for the cash value of one share of common stock, $.01 par value, of the Company (the "Common Stock") or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

RECENT DEVELOPMENTS

     RECENT ACQUISITIONS. In October of 1997, the Operating Partnership completed a business combination (the "ACP Transaction") with Associated Capital Properties, Inc. ("ACP"). The ACP Transaction involved the acquisition of a
                                      S-3
portfolio of 84 office properties encompassing 6.4 million rentable square feet (the "ACP Properties") and approximately 50 acres of land for development in six markets in Florida. Under the terms of the agreements relating to the ACP Transaction, the Operating Partnership merged with ACP and acquired the ownership interests in the entities that own the ACP Properties for an aggregate purchase price of $617 million. The cost of the ACP Transaction consisted of the issuance of 2,955,238 Common Units (valued at $32.50 per Common Unit), the assumption of $481 million of mortgage debt ($391 million of which has been paid off by the Operating Partnership), the issuance of 117,617 shares of Common Stock (valued at $32.50 per share), a capital expenditure reserve of $11 million and a cash payment of approximately $24 million. Also in connection with the ACP Transaction, the Company issued to certain affiliates of ACP warrants to purchase 1,479,290 shares of Common Stock at $32.50 per share exercisable after October 1, 2002. James R. Heistand, the former president of ACP, has become a regional vice president responsible for the Operating Partnership's Florida operations and an advisory member of the Company's investment committee. Mr. Heistand is expected to join the Company's Board of Directors and become a voting member of the Company's investment committee this year. Mr. Heistand has over 19 years of commercial real estate experience in Florida. Over 100 employees of ACP have joined the Operating Partnership, including the two other members of ACP's senior management team, Allen C. de Olazarra and Dale Johannes.

     In closings on December 23, 1997 and January 8, 1998, the Operating Partnership completed a business combination with Riparius Development Corporation in Baltimore, Maryland involving the acquisition of a portfolio of five office properties encompassing 369,000 square feet, two office development projects encompassing 235,000 square feet, 11 acres of development land and 101 additional acres of development land to be acquired over the next three years (the "Riparius Transaction"). The cost of the Riparius Transaction consisted of a cash payment of $43.6 million. In addition, the Operating Partnership has assumed the two office development projects with an anticipated cost of $26.2 million expected to be paid in 1998, and will pay out $23.9 million over the next three years for the 101 additional acres of development land.

     PENDING ACQUISITIONS. On December 22, 1997, the Company entered into a merger agreement (the "Merger Agreement") with J.C. Nichols Company, a publicly traded Kansas City real estate operating company ("J.C. Nichols"), pursuant to which the Company would acquire J.C. Nichols with the view that the Operating Partnership would combine its property operations with J.C. Nichols (the "J.C. Nichols Transaction"). J.C. Nichols owns or has an ownership interest in 27 office properties, 33 retail properties and 13 industrial properties encompassing approximately 4.3 million rentable square feet and 16 multifamily communities with 1,816 apartment units in Kansas City, Missouri and Kansas. Additionally, J.C. Nichols has an ownership interest in 21 office properties and one industrial property encompassing approximately 1.5 million rentable square feet and one multifamily community with 418 apartment units in Des Moines, Iowa. As of December 31, 1997, the properties to be acquired in the J.C. Nichols Transaction were 95% leased. Assuming completion of the J.C. Nichols Transaction, Barrett Brady, president and chief executive officer of J.C. Nichols, will become a regional vice president responsible for the Operating Partnership's Midwest operations and approximately 100 employees of J.C. Nichols would be expected to join the Operating Partnership.

     Under the terms of the Merger Agreement, shareholders of J.C. Nichols may elect to receive $65 in cash or 1.84 shares of Common Stock for each share of common stock, $.01 par value, of J.C. Nichols ("J.C. Nichols Common Stock"). The cost of the J.C. Nichols Transaction under the Merger Agreement is approximately $570 million, including assumed debt of approximately $250 million, net of cash of approximately $65 million. Consummation of the J.C. Nichols Transaction is subject, among other things, to approval of 66 2/3% of the shareholders of J.C. Nichols. If J.C. Nichols enters into a business combination with a third party or otherwise terminates the J.C. Nichols Transaction, such third party or J.C. Nichols may be required to pay the Company a break-up fee of up to $14.7 million plus expenses of $2.5 million. Under certain other circumstances, if the J.C. Nichols Transaction is terminated, the terminating party may be required to pay expenses of $2.5 million to the non-terminating party.

     No assurance can be given that all or part of the J.C. Nichols Transaction will be consummated or that, if consummated, it will follow the terms set forth in the Merger Agreement. As of the date hereof, certain third parties have expressed an interest to J.C. Nichols and/or certain of its shareholders in purchasing all or a portion of the outstanding J.C. Nichols Common Stock at a price in excess of $65 per share. No assurance can be given that a third party will not make an offer to J.C. Nichols or its shareholders to purchase all or a portion of the outstanding J.C. Nichols Common Stock at a price in excess of $65 per share or that the board of directors of J.C. Nichols would reject any such offer.

     Additionally, the Operating Partnership has entered into an agreement to acquire 14 office properties encompassing 787,000 square feet, six service center properties encompassing 471,000 square feet and 66 acres of development
                                      S-4
land in Tampa, Florida (the "Garcia Transaction.") The cost of the Garcia Transaction will consist of a cash payment of approximately $87 million and the assumption of approximately $24 million in secured debt. Although the Garcia Transaction is expected to close by January 30, 1998, no assurance can be given that all or part of the transaction will be consummated.

OPERATING STRATEGY

     The Operating Partnership believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since the initial public offering (the "IPO") of the Company in 1994, the Operating Partnership has significantly reduced its dependence on any particular market, property type or tenant. At the time of the IPO, the Operating Partnership's portfolio consisted almost exclusively of office properties in the Raleigh-Durham, North Carolina area (the "Research Triangle"). As of December 31, 1997, the Operating Partnership's in-service portfolio had expanded from 41 North Carolina properties (40 of which were in the Research Triangle) to 481 properties in 19 markets concentrated in the Southeast. Based on December 1997 results, approximately 32% of the rental revenue from the Properties is derived from properties in North Carolina (18% in the Research Triangle). The Operating Partnership's tenants represent a diverse cross-section of the economy. As of December 31, 1997, the 20 largest tenants of the Properties represented approximately 21.3% of the combined rental revenue from the Properties, and the largest single tenant accounted for approximately 3.7% of such revenue.

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Operating Partnership believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Operating Partnership has the flexibility to fund acquisitions and development projects from numerous sources, including the private and public debt markets, proceeds from the Company's private and public equity offerings, its $430 million aggregate amount of unsecured revolving loans, other bank and institutional borrowings and the issuance of Common Units, which may provide tax advantages to certain sellers. To date, Common Units have constituted all or part of the consideration for 235 properties comprising 16.4 million rentable square feet. In addition, its Development Land offers significant development opportunities. The Operating Partnership owns approximately 729 acres (and has agreed to purchase an additional 472 acres) of Development Land. The Operating Partnership's development and acquisition activities should also continue to benefit from its relationships with tenants and property owners and management's extensive local knowledge of the Operating Partnership's markets.

     MANAGED GROWTH STRATEGY. The Operating Partnership's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Operating Partnership has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Operating Partnership has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, so that approximately three-quarters of the rentable square footage of the Properties has been developed by the Operating Partnership or is managed on a day-to-day basis by personnel that previously managed, leased and/or developed those Properties prior to their acquisition by the Operating Partnership. The Operating Partnership's property-level officers have on average over 18 years of real estate experience in their respective markets.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED ORGANIZATION. The Operating Partnership provides a complete line of real estate services to its tenants and third parties. The Operating Partnership believes that its in-house development, acquisition, construction management, leasing and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Operating Partnership's capabilities and resources provides it with market information not generally available. The Operating Partnership believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Operating Partnership is committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities; (ii) provides access to the private and public equity and debt markets on favorable terms; and
(iii) promotes future earnings growth.

     The Company and the Operating Partnership have demonstrated a strong and consistent ability to access the private and public equity and debt markets. Since the IPO, the Company has completed five public offerings and two private placements of its Common Stock, one public offering of its 8 5/8% Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares") and one public offering of its 8% Series B Cumulative Redeemable Preferred
                                      S-5

Shares (the "Series B Preferred Shares"), raising total net proceeds of approximately $1.25 billion, which were contributed to the Operating Partnership in exchange for additional partnership interests as required under the Operating Partnership's limited partnership agreement (the "Operating Partnership Agreement"). On December 2, 1996, the Operating Partnership issued $100 million of 6 3/4% notes due December 1, 2003 and $110 million of 7% notes due December 1, 2006. On June 24, 1997, a trust formed by the Operating Partnership sold $100 million of Exercisable Put Option Securities ("X-POSSM"), which represent fractional undivided beneficial interests in the trust. The assets of the trust consist of, among other things, $100 million of Exercisable Put Option Notes due June 15, 2011 issued by the Operating Partnership (the "Put Option Notes").

     On January 22, 1998, the Company entered into an agreement to sell 2,000,000 shares of Common Stock (2,300,000 shares of Common Stock if the over-allotment option is exercised in full) in an underwritten public offering (the "Concurrent Common Stock Offering") for net proceeds of approximately $68.2 million (approximately $78.5 million if the over-allotment option is exercised in full). The Concurrent Common Stock Offering is expected to close on January 27, 1998.

     In addition, the Operating Partnership has two unsecured revolving lines of credit aggregating $430 million (the "Revolving Loans") with a syndicate of lenders. Interest accrues on borrowings under a $280 million Revolving Loan at an average interest rate of LIBOR plus 100 basis points and under a $150 million Revolving Loan at an average interest rate of LIBOR plus 90 basis points. Interest on the outstanding balance on the Revolving Loans as of January 19, 1998 was payable monthly at a weighted average interest rate of 6.87%.

THE PROPERTIES

     The following table sets forth certain information about the Properties as of December 31, 1997:

                                                                                           PERCENT OF
                                                                                             TOTAL
                                                                               RENTABLE     RENTABLE     ANNUALIZED
                                     OFFICE       INDUSTRIAL       TOTAL        SQUARE       SQUARE        RENTAL
                                   PROPERTIES   PROPERTIES (1)   PROPERTIES      FEET         FEET      REVENUE (2)
                                   ----------   --------------   ----------   ----------   ----------   ------------
Research Triangle, NC...........        69              4             73       4,686,120       15.2%    $ 65,314,092
Atlanta, GA.....................        39             31             70       4,824,831       15.5       44,200,033
Tampa, FL.......................        42             --             42       2,904,587        9.5       41,772,977
Piedmont Triad, NC..............        34             79            113       4,738,992       15.3       36,779,925
South Florida...................        27             --             27       2,384,044        7.8       36,511,089
Nashville, TN...................        15              3             18       1,821,485        5.9       27,183,735
Orlando, FL.....................        30             --             30       1,990,148        6.5       23,756,539
Jacksonville, FL................        16             --             16       1,465,139        4.8       17,367,432
Charlotte, NC...................        15             16             31       1,428,590        4.7       15,158,758
Richmond, VA....................        20              2             22       1,278,726        4.2       14,348,878
Greenville, SC..................         8              2             10       1,001,641        3.3       11,051,150
Memphis, TN.....................         9             --              9         606,549        2.0       10,033,045
Baltimore, MD...................         5             --              5         364,434        1.2        7,837,121
Columbia, SC....................         7             --              7         423,738        1.4        5,553,603
Tallahassee, FL.................         1             --              1         244,676        0.8        3,372,355
Norfolk, VA.....................         2              1              3         265,857        0.9        2,843,389
Birmingham, AL..................         1             --              1         115,289        0.4        1,795,236
Asheville, NC...................         1              1              2         124,177        0.4        1,180,068
Ft. Myers, FL...................         1             --              1          51,831        0.2          509,720
                                       ---            ---            ---      ----------   ----------   ------------
       Total....................       342            139            481      30,720,854      100.0%    $366,569,145
                                       ---            ---            ---      ----------   ----------   ------------
                                       ---            ---            ---      ----------   ----------   ------------


                                                                  TOTAL OR
                                     OFFICE       INDUSTRIAL      WEIGHTED
                                   PROPERTIES   PROPERTIES (1)    AVERAGE
                                   ----------   --------------   ----------
Total Annualized Rental Revenue (2)...................     $ 331,936,875             $34,632,270                 $ 366,569,145
Total rentable square feet............................        23,841,565               6,879,289                    30,720,854
Percent leased........................................                94%(3)                  93%(4)                        94%
Weighted average age (years)..........................          (5) 12.2                    11.4                          12.0

                                     PERCENT OF
                                  TOTAL ANNUALIZED
                                   RENTAL REVENUE
                                  ----------------
Research Triangle, NC...........         17.9%
Atlanta, GA.....................         12.2
Tampa, FL.......................         11.4
Piedmont Triad, NC..............         10.0
South Florida...................         10.0
Nashville, TN...................          7.4
Orlando, FL.....................          6.5
Jacksonville, FL................          4.7
Charlotte, NC...................          4.1
Richmond, VA....................          3.9
Greenville, SC..................          3.0
Memphis, TN.....................          2.7
Baltimore, MD...................          2.1
Columbia, SC....................          1.5
Tallahassee, FL.................          0.9
Norfolk, VA.....................          0.8
Birmingham, AL..................          0.5
Asheville, NC...................          0.3
Ft. Myers, FL...................          0.1
                                       ------
       Total....................        100.0%
                                       ------
                                       ------
Total Annualized Rental Revenue (2)...................
Total rentable square feet............................
Percent leased........................................
Weighted average age (years)..........................

---------------
(1) Includes 73 service center properties.
(2) Annualized Rental Revenue is December 1997 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.
(3) Includes 47 single-tenant properties comprising 3.4 million rentable square feet and 378,000 rentable square feet leased but not occupied.
(4) Includes 24 single-tenant properties comprising 1.6 million rentable square feet and 27,000 rentable square feet leased but not occupied.
(5) Excludes the Comeau Building, which is a historical building constructed in 1926 and renovated in 1996.
                                      S-6

                                  THE OFFERING

     FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERED SECURITIES SPECIFIED IN THE FOLLOWING SUMMARY, INCLUDING DEFINITIONS OF CAPITALIZED TERMS NOT OTHERWISE FOUND, SEE "DESCRIPTION OF OFFERED SECURITIES" IN THIS PROSPECTUS SUPPLEMENT AND "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS.

SECURITIES OFFERED....................................  $100,000,000 aggregate principal amount of   % ManadatOry Par Put
                                                        Remarketed Securities ("MOPPRS") due January   , 2013, and
                                                        $100,000,000 aggregate principal amount of       % Notes due January
                                                          ,       , (the "Notes," and, together with the MOPPRS, the "Offered
                                                        Securities").

MATURITY..............................................  The Stated Maturity Date of the MOPPRS is January   , 2013, and the
                                                        Stated Maturity Date of the Notes is January   ,       .

MANDATORY TENDER OF MOPPRS;
  REMARKETING AND
  REPURCHASE..........................................  Provided that the Remarketing Dealer gives the notice to the
                                                        Operating Partnership and the Trustee on a Business Day not more than
                                                        15 days nor fewer than five Business Days prior to the Remarketing
                                                        Date of its intention to purchase the MOPPRS for remarketing, the
                                                        MOPPRS will be automatically tendered, or deemed tendered, to the
                                                        Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Description of Offered
                                                        Securities -- Repurchase" or " -- Redemption."

                                                        The purchase price to be paid by the Remarketing Dealer for the tendered MOPPRS will equal 100% of the principal amount thereof. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. If the
                                                        Remarketing Dealer for any reason does not purchase all tendered
                                                        MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the
                                                        Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See
                                                        "Description of Offered Securities -- Repurchase."

OPTIONAL REDEMPTION...................................  The MOPPRS are subject to redemption from the Remarketing Dealer, in whole but not in part, at the option of the Operating Partnership on the Remarketing Date at the Optional Redemption Price. After the
                                                        Remarketing Date, the MOPPRS are subject to redemption by the
                                                        Operating Partnership, in whole or in part, on substantially the same terms as the Notes may be redeemed as described below. The MOPPRS are not otherwise subject to redemption by the Operating Partnership. The
                                                        Notes are subject to redemption, in whole or in part, at the option of the Operating Partnership at any time, at a redemption price determined by the Operating Partnership equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole
                                                        Amount, if any, with respect to such Notes. See "Description of
                                                        Offered Securities -- Redemption."

INTEREST PAYMENT DATES................................  Interest on the Offered Securities is payable semiannually on January
                                                          and July   of each year, commencing July   , 1998.

RANKING...............................................  The Offered Securities will be senior unsecured obligations of the
                                                        Operating Partnership and will rank PARI PASSU with each other and all other unsecured and unsubordinated indebtedness of the Operating
                                                        Partnership and will be effectively subordinated to all secured indebtedness of the Operating Partnership. As of September 30, 1997,
                                                        the Operating Partnership had outstanding $390.8 million of unsecured, unsubordinated indebtedness and $258.4 million of secured indebtedness. On a pro forma basis as of September 30, 1997, after giving effect to the completion of this Offering, the Concurrent
                                                        Common Stock Offering and other offerings and transactions described in "Selected Financial Data" herein, the Operating Partnership would have had outstanding $531.8 million of unsecured, unsubordinated indebtedness, $379.7 million of secured indebtedness and $1.8 billion in unencumbered assets.

USE OF PROCEEDS.......................................  The net proceeds to the Operating Partnership from the Offering will be used to pay down a portion of the indebtedness currently outstanding on the Revolving Loans. See "Use of Proceeds."

LIMITATIONS ON INCURRENCE OF
  INDEBTEDNESS........................................  The Offered Securities contain various covenants, including the following:

                                                        (1) The Operating Partnership will not incur any Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership is greater than 60% of the sum of (i) Total Assets as of the end of the Operating
                                                        Partnership's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the increase in Total Assets since the end of such quarter, including any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total
                                                        Assets"). On a pro forma basis, such percentage would have been 34%
                                                        of Adjusted Total Assets as of September 30, 1997.

                                                        (2) The Operating Partnership will not incur any Secured Debt if, after giving effect thereto, the aggregate amount of all outstanding
                                                        Secured Debt is greater than 40% of Adjusted Total Assets. On a pro forma basis, such percentage would have been 14% of Adjusted Total
                                                        Assets as of September 30, 1997.

                                                        (3) The Operating Partnership will not incur any Debt if the
                                                        Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such Debt, on a pro forma basis, would be less than
                                                        1.5 times the Annual Service Charge on all Debt outstanding immediately after the incurrence of such additional Debt. On a pro forma basis, Consolidated Income Available for Debt Service would have been 3.6 times the Annual Service Charge on all Debt as of
                                                        September 30, 1997.

                                                        (4) The Operating Partnership will maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding

                                                        principal amount of Unsecured Debt. On a pro forma basis, Total
                                                        Unencumbered Assets would have been 338% of the aggregate outstanding principal amount of Unsecured Debt as of September 30, 1997.

                                                        For certain defined terms and additional covenants, see "Description of Debt Securities -- Certain Covenants" in the accompanying
                                                        Prospectus.

                           THE OPERATING PARTNERSHIP

GENERAL

     The Operating Partnership is managed by its general partner, the Company, a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. The Operating Partnership is one of the largest owners and operators of suburban office and industrial properties in the Southeast. As of December 31, 1997, the Operating Partnership owned 342 office properties and 139 industrial (including 73 service center) properties encompassing approximately
30.7 million rentable square feet.

     At December 31, 1997, the Properties were 94% leased to approximately 3,100 tenants. An additional 32 properties (the "Development Projects"), which will encompass approximately 3.3 million rentable square feet, were under development as of December 31, 1997 in North Carolina, Florida, Virginia, Tennessee, Georgia, Maryland and South Carolina. The Operating Partnership also owns 729 acres (and has agreed to purchase an additional 472 acres) of Development Land. The Development Land is zoned and available for office and/or industrial development; substantially all of the Development Land has utility infrastructure already in place.

     The Operating Partnership conducts substantially all of the Company's operations, and the Company's ownership interest in the Operating Partnership represents substantially all of the Company's assets. The Operating Partnership is controlled by the Company, as its sole general partner, which owns approximately 82% of the Common Units in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Other than Common Units held by the Company, each Common Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     In addition to owning the Properties, the Development Projects and the Development Land, the Operating Partnership provides leasing, property management, real estate development, construction and miscellaneous tenant services for its properties as well as for third parties. The Operating Partnership conducts its third-party fee-based services through Highwoods Tennessee Properties, Inc., a wholly owned subsidiary of the Company, and Highwoods Services, Inc., a subsidiary of the Operating Partnership.

     The Operating Partnership was formed in North Carolina in 1994. The Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Operating Partnership also maintains regional offices in Winston-Salem, Greensboro and Charlotte, North Carolina; Richmond, Virginia; Baltimore, Maryland; Nashville and Memphis, Tennessee; Atlanta, Georgia; Tampa, Boca Raton, Tallahassee and Jacksonville, Florida; and South Florida.

OPERATING STRATEGY

     The Operating Partnership believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since the IPO in 1994, the Operating Partnership has significantly reduced its dependence on any particular market, property type or tenant. At the time of the IPO, the Operating Partnership's portfolio consisted almost exclusively of office properties in the Research Triangle. As of December 31, 1997, the Operating Partnership's in-service portfolio had expanded from 41 North Carolina properties (40 of which were in the Research Triangle) to 481 properties in 19 markets concentrated in the Southeast. Based on December 1997 results, approximately 32% of the rental revenue from the Properties is derived from properties in North Carolina (18% in the Research Triangle).

     In October 1997, the Operating Partnership significantly expanded its Florida operations through its business combination with ACP. In February 1997, the Operating Partnership made a significant investment in the suburban Atlanta market with the acquisition of the Century Center Office Park and a business combination with Anderson Properties, Inc. The Operating Partnership first entered the Atlanta market, as well as four markets in Florida and six other markets, through its September 1996 merger with Crocker Realty Trust, Inc. ("Crocker"). Prior to its merger with Crocker, the Operating Partnership expanded into Winston-Salem/Greensboro, North Carolina (the "Piedmont Triad") and Charlotte, North Carolina through a merger with Forsyth Properties, Inc. ("Forsyth") and also completed significant business combinations in Richmond, Virginia and Nashville, Tennessee. The Operating Partnership has focused on markets that, like the Research Triangle, have strong demographic and economic characteristics.

     The Operating Partnership's strategy has been to assemble a portfolio of properties that enables the Operating Partnership to offer buildings with a variety of cost, tenant finish and amenity choices that satisfy the facility needs of a wide range of tenants seeking commercial space. This strategy led, in part, to the Operating Partnership's combination with Forsyth in February 1995, which added industrial and service center properties (as well as additional office properties) to its suburban office portfolio. Based on December 1997 results, approximately 91% of the Operating Partnership's rental revenue is derived from office properties and 9% is derived from industrial properties.

     The Operating Partnership has also reduced its dependence on any particular tenant or tenants in any particular industry. Its tenants represent a diverse cross-section of the economy. As of December 31, 1997, the 20 largest tenants of the Properties represented approximately 21.3% of the combined rental revenue from the Properties, and the largest single tenant accounted for approximately 3.7% of such revenue. See "The Properties."

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Operating Partnership seeks to acquire suburban office and industrial properties at prices below replacement cost that offer attractive returns, including acquisitions of underperforming, high quality properties in situations offering opportunities for the Operating Partnership to improve such properties' operating performance. The Operating Partnership will also continue to engage in the selective development of office and industrial projects, primarily in suburban business parks, and intends to focus on build-to-suit projects and projects where the Operating Partnership has identified sufficient demand. In build-to-suit development, the building is significantly pre-leased to one or more tenants prior to construction. Build-to-suit projects often foster strong long-term relationships between the Operating Partnership and the tenant, creating future development opportunities as the facility needs of the tenant increase.

     The Operating Partnership believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Operating Partnership has the flexibility to fund acquisitions and development projects from numerous sources, including the private and public debt markets, proceeds from the Company's private and public equity offerings, its $430 million aggregate amount of Revolving Loans, other bank and institutional borrowings and the issuance of Common Units. Frequently, the Operating Partnership acquires properties through the exchange of Common Units in the Operating Partnership for the property owner's equity in the acquired properties. As discussed above, each Common Unit received by these property owners is redeemable for cash from the Operating Partnership or, at the Company's option, shares of Common Stock. In connection with these transactions, the Operating Partnership may also assume outstanding indebtedness associated with the acquired properties. The Operating Partnership believes that this acquisition method may enable it to acquire properties at attractive prices from property owners wishing to enter into tax-deferred transactions. To date, Common Units have constituted all or part of the consideration for 235 properties comprising 16.4 million rentable square feet. As of December 31, 1997, only 1,200 Common Units had been redeemed for cash, totaling $35,000.

     Another advantage is the Operating Partnership's commercially zoned and unencumbered Development Land in existing business parks. The Operating Partnership owns 729 acres (and has agreed to purchase an additional 472 acres) of Development Land, substantially all of which has utility infrastructure already in place.

     The Operating Partnership's development and acquisition activities also benefit from its local market presence and knowledge. The Operating Partnership's property-level officers have on average over 18 years of real estate experience in their respective markets. Because of this experience, the Operating Partnership is in a better position to evaluate acquisition and development opportunities. In addition, the Operating Partnership's relationships with its tenants and those tenants at properties for which it conducts third-party fee based services may lead to development projects when these tenants or their affiliates seek new space. Also, its relationships with other property owners for whom it provides third-party management services generate acquisition opportunities.

     MANAGED GROWTH STRATEGY. The Operating Partnership's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Operating Partnership has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Operating Partnership has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, so that approximately three-quarters of the rentable square footage of the Properties has been developed by the Operating Partnership or is managed on a day-to-day basis by personnel that previously managed, leased and/or developed these Properties prior to their acquisition by the Operating Partnership.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED ORGANIZATION. The Operating Partnership provides a complete line of real estate services to its tenants and third parties. The Operating Partnership believes that its in-house development, acquisition, construction management, leasing and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Operating Partnership's capabilities and resources provides it with market information not generally available. The Operating Partnership believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Operating Partnership is committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities; (ii) provides access to the private and public equity and debt markets on favorable terms; and
(iii) promotes future earnings growth.

     The Company and the Operating Partnership have demonstrated a strong and consistent ability to access the private and public equity and debt markets. Since the IPO, the Company has completed five public offerings and two private placements of its Common Stock, one public offering of its Series A Preferred Shares and one public offering of its Series B Preferred Shares, raising total net proceeds of approximately $1.25 billion, which were contributed to the Operating Partnership in exchange for additional partnership interests as required under the Operating Partnership Agreement. On December 2, 1996, the Operating Partnership issued $100 million of 6 3/4% notes due December 1, 2003 and $110 million of 7% notes due December 1, 2006.

     On June 24, 1997, a trust formed by the Operating Partnership sold $100 million of X-POSSM, which represent fractional undivided beneficial interests in the trust. The assets of the trust consist of, among other things, $100 million of Put Option Notes. The X-POSSM bear an interest rate of 7.19% and mature on June 15, 2004, representing an effective borrowing cost of 7.09%, net of a related put option and certain interest rate protection agreement costs. Under certain circumstances, the Put Option Notes could also become subject to early maturity on June 15, 2004.

     In addition, the Operating Partnership has two Revolving Loans aggregating $430 million with a syndicate of lenders. As of January 19, 1998, interest on the outstanding balance on the Revolving Loans was payable monthly at a weighted average interest rate of 6.87%.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

     BUSINESS COMBINATION WITH ASSOCIATED CAPITAL PROPERTIES, INC. In October of 1997, the Operating Partnership completed a business combination with ACP and acquired a portfolio of 84 office properties located in Florida. The ACP Transaction involved 84 office properties encompassing 6.4 million rentable square feet and approximately 50 acres of land for development with a build-out capacity of 1.9 million square feet. At December 31, 1997, the ACP Properties were approximately 92% leased to approximately 1,100 tenants including IBM, the state of Florida, Prudential, Price Waterhouse, AT&T, GTE, Prosource, Lockheed Martin, NationsBank and Accustaff. Seventy-nine of the ACP Properties are located in suburban submarkets, with the remaining properties located in the central business districts of Orlando, Jacksonville and West Palm Beach.

     The cost of the ACP Transaction was valued at $617 million and consisted of the issuance of 2,955,238 Common Units (valued at $32.50 per Common Unit), the assumption of approximately $481 million of mortgage debt ($391 million of which was paid off by the Operating Partnership on the date of closing), the issuance of 117,617 shares of Common Stock (valued at $32.50 per share), a capital expense reserve of $11 million and a cash payment of approximately $24 million. All Common Units and Common Stock issued in the transaction are subject to restrictions on transfer or redemption that will expire over a three-year period. All lockup restrictions on the transfer of such Common Units or Common Stock issued to ACP and its affiliates expire in the event of a change of control of the Company or a material adverse change in the financial condition of the Company. Such restrictions also expire if James R. Heistand, the former president of ACP, is not appointed or elected as a director of the Company by October 7, 1998. Also in connection with the ACP Transaction, the Company issued to certain affiliates of ACP warrants to purchase 1,479,290 shares of the Common Stock at $32.50 per share, exercisable after October 1, 2002.

     Upon completion of the ACP Transaction, Mr. Heistand became a regional vice president of the Operating Partnership responsible for its Florida operations and became an advisory member of the Company's investment committee. Mr. Heistand is expected to join the Company's Board of Directors and become a voting member of the investment committee this year. Mr. Heistand has over 19 years of commercial real estate experience in Florida. Over 100 employees of ACP have joined the Operating Partnership, including the two other members of ACP's senior management team, Allen C. de Olazarra and Dale Johannes.

     RIPARIUS TRANSACTION. In closings on December 23, 1997 and January 8, 1998, the Operating Partnership completed a business combination with Riparius Development Corporation in Baltimore, Maryland involving the acquisition of a portfolio of five office properties encompassing 369,000 square feet, two office development projects encompassing 235,000 square feet, 11 acres of development land and 101 additional acres of development land to be acquired over the next three years (the "Riparius Transaction"). As of December 31, 1997, the in-service properties acquired in the Riparius Transaction were 99% leased. The cost of the Riparius Transaction consisted of a cash payment of $43.6 million. In addition, the Operating Partnership has assumed the two office development projects with an anticipated cost of $26.2 million expected to be paid in 1998, and will pay out $23.9 million over the next three years for the 101 additional acres of development land.

     OTHER RECENT ACQUISITIONS. In addition to the properties acquired in the ACP Transaction and the Riparius Transaction, the Operating Partnership acquired 21 office properties encompassing approximately 1.9 million rentable square feet and one office re-development project comprising 309,000 square feet for an aggregate of $196.0 million during the fourth quarter of 1997.

PENDING ACQUISITIONS

     BUSINESS COMBINATION WITH J.C. NICHOLS COMPANY. On December 22, 1997, the Company entered into the Merger Agreement pursuant to which the Company would acquire J.C. Nichols, a publicly traded Kansas City real estate operating company, with the view that the Operating Partnership would combine its property operations with J.C. Nichols. J.C. Nichols is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

     J.C. Nichols owns or has an ownership interest in 27 office properties encompassing approximately 1.5 million rentable square feet, 13 industrial properties encompassing approximately 337,000 square feet, 33 retail properties encompassing approximately 2.5 million rentable square feet and 16 multifamily communities with 1,816 apartment units in Kansas City, Missouri and Kansas. Additionally, J.C. Nichols has an ownership interest in 21 office properties encompassing approximately 1.3 million rentable square feet, one industrial property encompassing approximately 200,000 rentable square feet and one multifamily community with 418 apartment units in Des Moines, Iowa. As of December 31, 1997, the properties to be acquired in the J.C. Nichols Transaction were 95% leased.

     Consummation of the J.C. Nichols Transaction is subject, among other things, to the approval of 66 2/3% of the shareholders of J.C. Nichols. Under the terms of the Merger Agreement, the Company would acquire all of the outstanding J.C. Nichols Common Stock. Under the Merger Agreement, J.C. Nichols shareholders may elect to receive either 1.84 shares of Common Stock or $65 in cash for each share of J.C. Nichols Common Stock. However, the cash payment to J.C. Nichols shareholders cannot exceed 40% of the total consideration and the Company may limit the amount of Common Stock issued to 75% of the total consideration. The exchange ratio is fixed and reflects the average closing price of the Common Stock over the 20 trading days preceding the effective date of the Merger Agreement. The cost of the J.C. Nichols Transaction under the Merger Agreement is approximately $570 million, including assumed debt of approximately $250 million, net of cash of approximately $65 million. If J.C. Nichols enters into a business combination with a third party or otherwise terminates the J.C. Nichols Transaction, such third party or J.C. Nichols may be required to pay the Company a break-up fee of up to $14.7 million plus expenses of $2.5 million. Under certain other circumstances, if the J.C. Nichols Transaction is terminated, the terminating party may be required to pay expenses of $2.5 million to the non-terminating party.

     No assurance can be given that all or part of the J.C. Nichols Transaction will be consummated or that, if consummated, it will follow the terms set forth in the Merger Agreement. As of the date hereof, certain third parties have expressed an interest to J.C. Nichols and/or certain of its shareholders in purchasing all or a portion of the outstanding J.C. Nichols Common Stock at a price in excess of $65 per share. No assurance can be given that a third party will not make an offer to J.C. Nichols or its shareholders to purchase all or a portion of the outstanding J.C. Nichols Common Stock at a price in excess of $65 per share or that the board of directors of J.C. Nichols would reject any such offer.

     The properties to be acquired in the J.C. Nichols Transaction include the Country Club Plaza in Kansas City, which covers 15 square blocks and includes
1.0 million square feet of retail space, 1.1 million square feet of office space and 462 apartment units. As of December 31, 1997, the Country Club Plaza was approximately 96% leased. The Country Club Plaza is presently undergoing a $62 million expansion and restoration expected to add 800,000 square feet of retail, office, hotel and residential space. Additionally, the Operating Partnership intends to implement an additional $240 million of development in the Country Club Plaza previously planned by J.C. Nichols.

     Assuming completion of the J.C. Nichols Transaction, the Company and the Operating Partnership would succeed to the interests of J.C. Nichols in a strategic alliance with Kessinger/Hunter & Company, Inc. ("Kessinger/Hunter") pursuant to which Kessinger/Hunter manages and leases the office, industrial and retail properties presently owned by J.C. Nichols in the greater Kansas City metropolitan area. J.C. Nichols currently has a 30% ownership interest in the strategic alliance with Kessinger/Hunter and has two additional options to acquire up to a 65% ownership interest in the strategic alliance. Assuming completion of the J.C. Nichols Transaction, the Company and the Operating Partnership would also succeed to the interests of J.C. Nichols in a strategic alliance with R&R Investors, Ltd. pursuant to which R&R Investors, Ltd. manages and leases the properties in which J.C. Nichols has an ownership interest in Des Moines. J.C. Nichols has an ownership interest of 50% or more in each of the properties in Des Moines with R&R Investors, Ltd. or its principal.

     Assuming completion of the J.C. Nichols Transaction, J.C. Nichols would retain its name and operate as a division, Barrett Brady, president and chief executive officer of J.C. Nichols, would become a senior vice president of the Operating Partnership responsible for its Midwest operations and approximately 100 employees of J.C. Nichols would be expected to join the Operating Partnership. In addition, the Company would expand its board of directors to include one independent director selected by J.C. Nichols.

     GARCIA TRANSACTION. The Operating Partnership has entered into an agreement to acquire 14 office properties encompassing 787,000 rentable square feet, six service center properties encompassing 471,000 square feet and 66 acres of development land in Tampa, Florida. As of December 31, 1997, the properties to be acquired in the Garcia Transaction were 92% leased. The cost of the Garcia Transaction will consist of a cash payment of approximately $87 million and the assumption of approximately $24 million in secured debt. Although the Garcia Transaction is expected to close by January 30, 1998, no assurance can be given that all or part of the transaction will be consummated.

     OTHER ACQUISITION ACTIVITY. The Operating Partnership's investment committee continually evaluates potential acquisition opportunities in both its existing markets and in new markets. Accordingly, at any particular time, the Operating Partnership is likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios.

FINANCING ACTIVITIES AND LIQUIDITY

     Set forth below is a summary description of the recent financing activities of the Operating Partnership and the Company:

     CONCURRENT COMMON STOCK OFFERING. On January 22, 1998, the Company entered into an agreement to sell 2,000,000 shares of Common Stock (2,300,000 shares of Common Stock if the over-allotment option is exercised in full) in an underwritten public offering (the "Concurrent Common Stock Offering") for net proceeds of approximately $68.2 million (approximately $78.5 million if the over-allotment option is exercised in full). The Concurrent Common Stock Offering is expected to close on January 27, 1998. The closing of this Offering is not conditioned upon the closing of the Concurrent Common Stock Offering, nor is the closing of the Concurrent Common Stock Offering conditioned upon the closing of this Offering.

     OCTOBER 1997 OFFERING. On October 1, 1997, the Company sold 7,500,000 shares of Common Stock in an underwritten public offering for net proceeds of approximately $249 million. The underwriters exercised a portion of their over-allotment option for 1,000,000 shares of Common Stock on October 6, 1997, raising additional net proceeds of $33.2 million (together with the sale on October 1, 1997, the "October 1997 Offering.")

     SERIES B PREFERRED OFFERING. On September 25, 1997, the Company sold 6,900,000 Series B Preferred Shares for net proceeds of approximately $166.9 million (the "Series B Preferred Offering"). Dividends on the Series B Preferred

Shares are cumulative from the date of original issuance and are payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1997, at the rate of 8% of the $25 liquidation preference per annum (equivalent to $2.00 per annum per share). The Series B Preferred Shares are not redeemable prior to September 25, 2002.

     AUGUST 1997 OFFERING. On August 28, 1997, the Company entered into two transactions with affiliates of Union Bank of Switzerland (the "August 1997 Offering"). In one transaction, the Company sold 1,800,000 shares of Common Stock to UBS Limited for net proceeds of approximately $57 million. In the other transaction, the Company entered into a forward share purchase agreement (the "Forward Contract") with Union Bank of Switzerland, London Branch ("UBS/LB"). The Forward Contract generally provides that if the price of a share of Common Stock is above $32.14 (the "Forward Price") on August 28, 1998, UBS/LB will return the difference (in shares of Common Stock) to the Company. Similarly, if the price of a share of Common Stock on August 28, 1998 is less than the Forward Price, the Company will pay the difference to UBS/LB in cash or shares of Common Stock, at the Company's option.

     X-POSSM OFFERING. On June 24, 1997, a trust formed by the Operating Partnership sold $100 million of X-POSSM, which represent fractional undivided beneficial interests in the trust. The assets of the trust consist of, among other things, $100 million of Put Option Notes. The X-POSSM bear an interest rate of 7.19%, representing an effective borrowing cost of 7.09%, net of a related put option and certain interest rate protection agreement costs. Under certain circumstances, the Put Option Notes could also become subject to early maturity on June 15, 2004. The issuance of the Put Option Notes and the related put option is referred to herein as the "X-POSSM Offering."

     PRO FORMA CAPITALIZATION. Assuming completion of the ACP Transaction, the October 1997 Offering, the Selected Fourth Quarter 1997 Transactions (as defined in "Selected Financial Data"), the Garcia Transaction, the Concurrent Common Stock Offering and this Offering, the Operating Partnership's pro forma debt and pro forma capitalization as of September 30, 1997 would have totaled approximately $912 million and $2.6 billion, respectively, and pro forma debt would have represented approximately 28% of total market capitalization. The pro forma fixed charge coverage ratio for the nine months ended September 30, 1997 would have equaled 2.52x.

DEVELOPMENT ACTIVITY

     The Operating Partnership has 32 properties under development in nine markets totaling approximately 3.3 million rentable square feet. The following table summarizes these Development Projects as of December 31, 1997:

                                                                    RENTABLE    ESTIMATED     COST AT   PRE-LEASING  ESTIMATED
                     NAME                           LOCATION       SQUARE FEET    COSTS       12/31/97  PERCENTAGE*  COMPLETION
----------------------------------------------- -----------------  -----------  ---------     --------  -----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
OFFICE PROPERTIES:
Ridgefield III                                  Asheville              57,000   $   5,485     $  1,638        0%        2Q98
2400 Century Center                             Atlanta               135,000      16,195        6,527        0         2Q98
10 Glenlakes                                    Atlanta               254,000      35,135        3,360        0         4Q98
Automatic Data Processing                       Baltimore             110,000      12,400        3,367      100         3Q98
Riparius Center at Owings Mills                 Baltimore             125,000      13,800        2,393        0         2Q99
BB&T**                                          Greenville             70,908       5,851           81      100         2Q98
Patewood VI                                     Greenville            107,000      11,360        5,202       19         2Q98
Colonnade                                       Memphis                89,000       9,400        5,592       73         2Q98
Southwind C                                     Memphis                73,703       7,657        1,245       34         4Q98
Harpeth V                                       Nashville              65,300       6,900        3,108       47         1Q98
Lakeview Ridge II                               Nashville              61,300       6,000        2,879       70         1Q98
Southpointe                                     Nashville             103,700      10,878        4,254       26         2Q98
Concourse Center One                            Piedmont Triad         85,500       8,415           --        0         1Q99
RMIC                                            Piedmont Triad         90,000       7,650        3,971      100         2Q98
Clintrials                                      Research Triangle     178,000      21,490       12,034      100         2Q98
Situs II                                        Research Triangle      59,300       5,857        1,218        0         2Q98
Highwoods Centre                                Research Triangle      76,000       8,327          960       36         3Q98
Overlook                                        Research Triangle      97,000      10,307        1,083        0         4Q98
Red Oak                                         Research Triangle      65,000       6,394          568        0         3Q98
Rexwoods V                                      Research Triangle      60,507       7,444        5,894       70         1Q98
Markel-American                                 Richmond              106,200      10,650        5,226       52         2Q98
Highwoods V                                     Richmond               67,200       6,620        1,096      100         2Q98
Interstate Corporate Center**                   Tampa                 309,000       8,600           40       23         4Q98
Intermedia (Sabal) Phase I                      Tampa                 120,500      12,500        1,331      100         4Q98
Intermedia (Sabal) Phase II                     Tampa                 120,500      13,000          662      100         1Q00
                                                                   -----------  ---------     --------      ---
  OFFICE TOTAL OR WEIGHTED AVERAGE                                  2,686,618   $ 268,315     $ 73,729       43%
                                                                   -----------  ---------     --------      ---
                                                                   -----------  ---------     --------      ---
INDUSTRIAL PROPERTIES:
Chastain II & III                               Atlanta               122,000   $   4,686     $  1,359        0%        3Q98
Newpoint                                        Atlanta               118,800       4,660        3,224       20         1Q98
Tradeport 1                                     Atlanta                87,000       3,070        1,608        0         1Q98
Tradeport 2                                     Atlanta                87,000       3,070        1,608        0         1Q98
Air Park South Warehouse I                      Piedmont Triad        100,000       2,929          545       90         1Q98
Airport Center II                               Richmond               70,200       3,197        2,732       54         1Q98
                                                                   -----------  ---------     --------      ---
  INDUSTRIAL TOTAL OR WEIGHTED AVERAGE                                585,000   $  21,612     $ 11,076       26%
                                                                   -----------  ---------     --------      ---
                                                                   -----------  ---------     --------      ---
  TOTAL OR WEIGHTED AVERAGE OF ALL DEVELOPMENT
     PROJECTS                                                       3,271,618   $ 289,927     $ 84,805       40%
                                                                   -----------  ---------     --------      ---
                                                                   -----------  ---------     --------      ---
SUMMARY BY ESTIMATED COMPLETION DATE:
  First Quarter 1998                                                  650,107   $  37,270     $ 21,598       41%
  Second Quarter 1998                                               1,063,308     111,436       46,839       54
  Third Quarter 1998                                                  373,000      31,807        6,254       37
  Fourth Quarter 1998                                                 854,203      74,199        7,059       25
  First Quarter 1999                                                   85,500       8,415           --        0
  Second Quarter 1999                                                 125,000      13,800        2,393        0
  First Quarter 2000                                                  120,500      13,000          662      100
                                                                   -----------  ---------     --------      ---
                                                                    3,271,618   $ 289,927     $ 84,805       40%
                                                                   -----------  ---------     --------      ---
                                                                   -----------  ---------     --------      ---

---------------
 * Includes letters of intent
** Redevelopment projects

                                 THE PROPERTIES

GENERAL

     As of December 31, 1997, the Operating Partnership owned 342 office properties and 139 industrial properties located in 19 markets concentrated in the Southeast. The office properties are generally mid-rise and single-story suburban office buildings. The industrial properties include 66 warehouse and bulk distribution facilities and 73 service center properties. The service center properties have varying amounts of office finish (usually at least 33%) and their rents vary accordingly. The service center properties are suitable for office, retail, light industrial and warehouse uses. In the aggregate, management developed 171 of the 481 Properties. The Operating Partnership provides management and leasing services for 465 of the 481 Properties.

     The following table sets forth certain information about the Properties at December 31, 1997 in each of the Operating Partnership's 19 markets:

                                                                                           PERCENT OF
                                                                                             TOTAL
                                                                               RENTABLE     RENTABLE     ANNUALIZED
                                     OFFICE       INDUSTRIAL       TOTAL        SQUARE       SQUARE        RENTAL
                                   PROPERTIES   PROPERTIES (1)   PROPERTIES      FEET         FEET      REVENUE (2)
                                   ----------   --------------   ----------   ----------   ----------   ------------
Research Triangle, NC...........        69              4             73       4,686,120       15.2%    $ 65,314,092
Atlanta, GA.....................        39             31             70       4,824,831       15.5       44,200,033
Tampa, FL.......................        42             --             42       2,904,587        9.5       41,772,977
Piedmont Triad, NC..............        34             79            113       4,738,992       15.3       36,779,925
South Florida...................        27             --             27       2,384,044        7.8       36,511,089
Nashville, TN...................        15              3             18       1,821,485        5.9       27,183,735
Orlando, FL.....................        30             --             30       1,990,148        6.5       23,756,539
Jacksonville, FL................        16             --             16       1,465,139        4.8       17,367,432
Charlotte, NC...................        15             16             31       1,428,590        4.7       15,158,758
Richmond, VA....................        20              2             22       1,278,726        4.2       14,348,878
Greenville, SC..................         8              2             10       1,001,641        3.3       11,051,150
Memphis, TN.....................         9             --              9         606,549        2.0       10,033,045
Baltimore, MD...................         5             --              5         364,434        1.2        7,837,121
Columbia, SC....................         7             --              7         423,738        1.4        5,553,603
Tallahassee, FL.................         1             --              1         244,676        0.8        3,372,355
Norfolk, VA.....................         2              1              3         265,857        0.9        2,843,389
Birmingham, AL..................         1             --              1         115,289        0.4        1,795,236
Asheville, NC...................         1              1              2         124,177        0.4        1,180,068
Ft. Myers, FL...................         1             --              1          51,831        0.2          509,720
                                       ---            ---            ---      ----------   ----------   ------------
       Total....................       342            139            481      30,720,854      100.0%    $366,569,145
                                       ---            ---            ---      ----------   ----------   ------------
                                       ---            ---            ---      ----------   ----------   ------------


                                     PERCENT OF
                                  TOTAL ANNUALIZED
                                   RENTAL REVENUE
                                  ----------------
Research Triangle, NC...........         17.9%
Atlanta, GA.....................         12.2
Tampa, FL.......................         11.4
Piedmont Triad, NC..............         10.0
South Florida...................         10.0
Nashville, TN...................          7.4
Orlando, FL.....................          6.5
Jacksonville, FL................          4.7
Charlotte, NC...................          4.1
Richmond, VA....................          3.9
Greenville, SC..................          3.0
Memphis, TN.....................          2.7
Baltimore, MD...................          2.1
Columbia, SC....................          1.5
Tallahassee, FL.................          0.9
Norfolk, VA.....................          0.8
Birmingham, AL..................          0.5
Asheville, NC...................          0.3
Ft. Myers, FL...................          0.1
                                       ------
       Total....................        100.0%
                                       ------
                                       ------

                                                         OFFICE PROPERTIES    INDUSTRIAL PROPERTIES (1)    TOTAL OR WEIGHTED AVERAGE
                                                         -----------------    -------------------------    -------------------------
Total Annualized Rental Revenue (2)...................     $ 331,936,875             $34,632,270                 $ 366,569,145
Total rentable square feet............................        23,841,565               6,879,289                    30,720,854
Percent leased........................................                94%(3)                  93%(4)                        94%
Weighted average age (years)..........................           12.2(5)                    11.4                          12.0

---------------
(1) Includes 73 service center properties.
(2) Annualized Rental Revenue is December 1997 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.
(3) Includes 47 single-tenant properties comprising 3.4 million rentable square feet and 378,000 rentable square feet leased but not occupied.
(4) Includes 24 single-tenant properties comprising 1.6 million rentable square feet and 27,000 rentable square feet leased but not occupied.
(5) Excludes the Comeau Building, which is a historical building constructed in 1926 and renovated in 1996.

TENANTS

     As of December 31, 1997, the Properties were leased to approximately 3,100 tenants, which engage in a wide variety of businesses. The following table sets forth information concerning the 20 largest tenants of the Properties as of December 31, 1997:

                                                                                                                     PERCENT OF
                                                                                                                       TOTAL
                                                                                 NUMBER          ANNUALIZED          ANNUALIZED
TENANT                                                                          OF LEASES    RENTAL REVENUE (1)    RENTAL REVENUE
-----------------------------------------------------------------------------   ---------    ------------------    --------------
 1. IBM......................................................................       13          $ 13,546,185             3.7%
 2. Federal Government.......................................................       45            12,059,353             3.3
 3. AT&T.....................................................................       16             6,985,351             1.9
 4. Bell South...............................................................       45             6,340,084             1.7
 5. State of Florida.........................................................       22             5,215,070             1.4
 6. GTE......................................................................        6             2,995,422             0.8
 7. NationsBank..............................................................       21             2,953,191             0.8
 8. First Citizens Bank & Trust..............................................        8             2,887,811             0.8
 9. Bluecross & Blue Shield of South Carolina................................       10             2,554,517             0.7
10. MCI......................................................................       10             2,458,637             0.7
11. Prudential...............................................................       13             2,412,640             0.7
12. Jacobs-Sirrene Engineers, Inc............................................        1             2,235,550             0.6
13. Price Waterhouse.........................................................        3             2,047,953             0.6
14. US Airways...............................................................        4             2,033,940             0.6
15. Alex Brown & Sons........................................................        1             1,943,070             0.5
16. H.L.P. Health Plan of Florida............................................        2             1,913,005             0.5
17. The Martin Agency, Inc...................................................        1             1,863,504             0.5
18. Northern Telecom Inc.....................................................        2             1,849,118             0.5
19. BB&T.....................................................................        4             1,845,501             0.5
20. Clintrials...............................................................        4             1,812,206             0.5
                                                                                   ---       ------------------    --------------
       Total.................................................................      231          $ 77,952,108            21.3%
                                                                                   ---       ------------------    --------------
                                                                                   ---       ------------------    --------------

---------------

(1) Annualized Rental Revenue is December 1997 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

LEASE EXPIRATIONS OF THE PROPERTIES

     The following table sets forth scheduled lease expirations for leases in place at the Properties as of December 31, 1997, for each of the next 10 years beginning with the year ended December 31, 1998, assuming no tenant exercises renewal options or is terminated due to default:

                                                                              PERCENTAGE OF
                                                                RENTABLE       TOTAL LEASED                        PERCENTAGE OF
                                                               SQUARE FEET     SQUARE FEET        ANNUALIZED      TOTAL ANNUALIZED
                                                   NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE     RENTAL REVENUE
                                                  OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING     REPRESENTED BY
LEASE EXPIRING                                    EXPIRING       LEASES           LEASES          LEASES (1)      EXPIRING LEASES
-----------------------------------------------   ---------    -----------    --------------    --------------    ----------------
1998...........................................     1,107        5,472,375          19.1%        $ 66,586,351            18.1%
1999...........................................       766        4,359,990          15.3           53,830,301            14.7
2000...........................................       807        4,755,495          16.7           61,416,484            16.8
2001...........................................       471        3,674,386          12.9           50,688,383            13.8
2002...........................................       464        4,291,018          15.1           52,199,700            14.2
2003...........................................        95        1,327,060           4.7           18,953,266             5.2
2004...........................................        60        1,085,193           3.8           17,442,729             4.8
2005...........................................        43          851,618           3.0           10,790,905             2.9
2006...........................................        29        1,044,053           3.7           12,819,041             3.5
2007...........................................        18          535,012           1.9            7,273,331             2.0
Thereafter.....................................        26        1,078,579           3.8           14,568,654             4.0
                                                  ---------    -----------    --------------    --------------         ------
Total..........................................     3,886       28,474,779         100.0%        $366,569,145           100.0%
                                                  ---------    -----------    --------------    --------------         ------
                                                  ---------    -----------    --------------    --------------         ------

---------------

(1) Annualized Rental Revenue is December 1997 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company, the general partner of the Operating Partnership:

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
-----------------------     ---   -------------------------------------------------------------------------------------
O. Temple Sloan, Jr.        58    Director and Chairman of the Board of Directors. Mr. Sloan is a founder of the predecessor of the Company. Mr. Sloan is a director of NationsBank, N.A. Mr. Sloan also serves as chairman of General Parts, Inc., a nationwide distributor of automobile replacement parts, which he founded.
Ronald P. Gibson            53    Director, President and Chief Executive Officer. Mr. Gibson is a founder of the
                                  Company and has served as president or managing partner of its predecessor since its formation in 1978.
John L. Turner              51    Director, Vice Chairman of the Board of Directors and Chief Investment Officer. Mr.
                                  Turner co-founded Forsyth's predecessor in 1975.
John W. Eakin               43    Director and Senior Vice President. Mr. Eakin is responsible for operations in
                                  Tennessee and Alabama. Mr. Eakin was the founder and president of Eakin & Smith, Inc.
                                  prior to its merger with the Company.
Gene H. Anderson            52    Director and Senior Vice President. Mr. Anderson manages the operations of the
                                  Company's Georgia properties. Mr. Anderson was the founder and president of Anderson
                                  Properties, Inc. prior to its merger with the Company.
William T. Wilson III       43    Director. Mr. Wilson served as executive vice president of the Company from February
                                  1995 until June 1997. Mr Wilson joined Forsyth in 1982 and served as its president from 1993 until its merger with the Company.
Thomas W. Adler             57    Director. Mr. Adler is a principal of Cleveland Real Estate Partners, a fee-based real estate service company. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate
                                  Investment Trusts ("NAREIT") and he was national president in 1990 of the Society of
                                  Industrial and Office Realtors.
William E. Graham, Jr.      68    Director. Mr. Graham is a lawyer in private practice with the firm of Hunton &
                                  Williams. Mr. Graham was a board member, vice chairman and general counsel of
                                  Carolina Power & Light Company. Mr. Graham serves on the Raleigh board of directors of NationsBank and the board of directors of BB&T Mutual Funds Group.
L. Glenn Orr, Jr.           57    Director. Mr. Orr is a director of Southern National Corporation and was its chairman of the board of directors, president and chief executive officer prior to its merger with Branch Banking and Trust.
Willard H. Smith Jr.        61    Director. Mr. Smith was a managing director of Merrill Lynch. Mr. Smith is a member of the board of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty
                                  Income Fund, Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Total Return
                                  Realty Fund, Cohen & Steers Equity Income Fund, Essex Property Trust, Inc., Realty
                                  Income Corporation and Willis Lease Financial Corporation.

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
-----------------------     ---   -------------------------------------------------------------------------------------
Stephen Timko               69    Director. Mr. Timko joined the Board of Directors in February 1995 in connection with the Company's acquisition of Research Commons. He has served as associate vice president of financial affairs for Temple University.
James R. Heistand           45    Senior Vice President. Mr. Heistand is responsible for operations in Florida and is an advisory member of the Company's investment committee. Mr. Heistand is expected to join the Company's Board of Directors and become a voting member of the investment committee this year. Mr. Heistand was the founder and president of ACP prior to its merger with the Company.
Edward J. Fritsch           38    Senior Vice President and Secretary. Mr. Fritsch is responsible for operations in
                                  North Carolina, Georgia, Virginia and South Carolina. Mr. Fritsch joined the Company in 1982.
Carman J. Liuzzo            36    Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company,
                                  Mr. Liuzzo was vice president and chief accounting officer for Boddie-Noell
                                  Enterprises, Inc. and Boddie-Noell Restaurant Properties, Inc. Mr. Liuzzo is a
                                  certified public accountant.
Mack D. Pridgen, III        48    Vice President and General Counsel. Prior to joining the Company, Mr. Pridgen was a partner with Smith Helms Mulliss & Moore, L.L.P.

                                USE OF PROCEEDS

     The net cash proceeds to the Operating Partnership from the sale of the Offered Securities are expected to be approximately $201.4 million. The Operating Partnership expects to use the net proceeds to pay down approximately $201.4 million of indebtedness currently outstanding on its Revolving Loans. Interest accrues on borrowings under a $280 million Revolving Loan at an average rate of LIBOR plus 100 basis points and under a $150 million Revolving Loan at an average rate of LIBOR plus 90 basis points. Interest on the outstanding balance on the Revolving Loans as of January 19, 1998 was payable monthly at a weighted average interest rate of 6.87%. An affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters, is a lender and agent under the Revolving Loans and will receive a portion of the proceeds from the sale of the Offered Securities. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership (i) as of September 30, 1997 and (ii) on a pro forma basis assuming that the issuance and sale of the Offered Securities and the application of the net proceeds therefrom as described under "Use of Proceeds," the October 1997 Offering, the ACP Transaction, the Selected Fourth Quarter 1997 Transactions (as defined in "Selected Financial Data"), the Garcia Transaction and the Concurrent Common Stock Offering all occurred as of September 30, 1997. The capitalization table should be read in conjunction with the Operating Partnership's financial statements and notes thereto incorporated by reference herein and the historical financial statements and pro forma financial statements and notes thereto included in the Operating Partnership's Current Report on Form 8-K dated January 22, 1998 incorporated by reference herein.

                                                                                                       SEPTEMBER 30, 1997
                                                                                                    ------------------------
                                                                                                    HISTORICAL    PRO FORMA
                                                                                                    ----------    ----------
                                                                                                         (IN THOUSANDS)
Debt:
  Revolving Loans................................................................................   $   59,000    $       --
  Mortgage notes.................................................................................      280,188       401,561
  6 3/4% Notes due 2003..........................................................................      100,000       100,000
  7% Notes due 2006..............................................................................      110,000       110,000
  Exercisable Put Option Notes due 2011 (1)......................................................      100,000       100,000
     % Notes due       ..........................................................................           --       100,000
     % MandatOry Par Put Remarketed Securities due 2013..........................................           --       100,000
                                                                                                    ----------    ----------
     Total debt..................................................................................   $  649,188    $  911,561
                                                                                                    ----------    ----------
Redeemable Common Units:
  Class A Common Units...........................................................................   $  239,913    $  345,924
  Class B Common Units (2).......................................................................        6,615         6,615
Partners' Capital:
  Series A Preferred Units.......................................................................      121,809       121,809
  Series B Preferred Units.......................................................................      167,066       167,066
  General Partner Common Units...................................................................        8,341        11,883
  Limited Partner Units..........................................................................      731,589     1,082,361
                                                                                                    ----------    ----------
     Total capitalization........................................................................   $1,924,521    $2,647,219
                                                                                                    ----------    ----------
                                                                                                    ----------    ----------

---------------

(1) On June 24, 1997, a trust formed by the Operating Partnership sold $100 million of X-POSSM, which represent fractional undivided beneficial interests in the trust. The assets of the trust consist of, among other things, $100 million of Put Option Notes. The X-POSSM bear an interest rate of 7.19% and mature on June 15, 2004, representing an effective borrowing cost of 7.09%, net of a related put option and certain interest rate protection agreement costs. Under certain circumstances, the Put Option Notes could also become subject to early maturity on June 15, 2004.

(2) Class B Common Units differ from other Common Units in that they are not eligible for cash distributions from the Operating Partnership. The outstanding Class B Common Units will convert to regular Class A Common Units in 25% annual installments commencing one year from the date of issuance. Prior to such conversion, such Common Units will not be redeemable for cash or Common Stock.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating data for the Operating Partnership on a historical and a pro forma basis. The pro forma operating data for the year ended December 31, 1996 has been derived by the application of pro forma adjustments to the Operating Partnership's audited consolidated financial statements incorporated herein by reference and assumes that the following transactions all occurred as of January 1, 1996: (i) the merger with Eakin & Smith, Inc. and its affiliates, (ii) the issuance of 11,500,000 and 250,000 shares of Common Stock (the "Summer 1996 Offerings"),
(iii) the merger with Crocker Realty Trust, Inc., (iv) the issuance of the 6 3/4% Notes due 2003 and the 7% Notes due 2006, (v) the issuance of 2,587,500, 611,626, 344,752 and 137,198 shares of Common Stock (the "December 1996 Offerings"), (vi) the acquisition of Century Center Office Park and an affiliated property portfolio (the "Century Center Transaction"), (vii) the merger with Anderson Properties, Inc. and its affiliates (the "Anderson Transaction"), (viii) the issuance of 125,000 Series A Preferred Shares (the "Series A Preferred Offering"), (ix) the X-POSSM Offering, (x) the August 1997 Offering, (xi) the ACP Transaction, (xii) the Series B Preferred Offering,
(xiii) the October 1997 Offering, (xiv) the Selected Fourth Quarter 1997 Transactions, (xv) the Garcia Transaction, (xvi) the Concurrent Common Stock Offering and (xvii) this Offering. The pro forma balance sheet data as of September 30, 1997 has been derived by the application of pro forma adjustments to the Operating Partnership's unaudited consolidated financial statements incorporated herein by reference and assumes that the ACP Transaction, the October 1997 Offering, the Selected Fourth Quarter 1997 Transactions, the Garcia Transaction, the Concurrent Common Stock Offering and this Offering occurred as of September 30, 1997. The pro forma operating data for the nine months ended September 30, 1997 has been derived by the application of pro forma adjustments to the Operating Partnership's unaudited consolidated financial statements incorporated herein by reference and assumes that the Century Center Transaction, the Anderson Transaction, the Series A Preferred Offering, the X-POSSM Offering, the August 1997 Offering, the ACP Transaction, the Series B Preferred Offering, the October 1997 Offering, the Selected Fourth Quarter 1997 Transactions, the Garcia Transaction, the Concurrent Common Stock Offering and this Offering occurred as of January 1, 1996. The pro forma information is based upon certain assumptions that are set forth in the notes to the pro forma financial statements incorporated by reference herein. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Operating Partnership would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

     "Selected Fourth Quarter 1997 Transactions" include the Riparius Transaction and the following property acquisitions: (i) Winter Circle in Nashville, TN; (ii) the Shelton portfolio in the Piedmont Triad; (iii) NationsBank Plaza in Greenville, SC; (iv) Exchange Plaza in Atlanta, GA; (v) Cypress West in Tampa, FL; (vi) Marnier Square in Tampa, FL; (vii) Zurn in Tampa, FL; and (viii) Avion in Ft. Lauderdale, FL.

     The following information should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein and the historical financial statements and pro forma financial statements and notes thereto included in the Operating Partnership's Current Report on Form 8-K dated January 22, 1998 incorporated by reference herein.

                                                     PRO FORMA
                                                   -------------                                PRO FORMA
                                                    NINE MONTHS        NINE MONTHS ENDED       ------------
                                                       ENDED             SEPTEMBER 30,          YEAR ENDED     YEAR ENDED
                                                   SEPTEMBER 30,   -------------------------   DECEMBER 31,   DECEMBER 31,
                                                       1997           1997          1996           1996           1996
                                                   -------------   -----------   -----------   ------------   ------------
                                                                           (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Total revenue...................................  $   270,559    $   181,951   $    84,078   $   315,053    $   132,302
  Rental property operating expenses (1)..........       86,053         48,995        21,093       118,118         33,657
  General and administrative......................        6,694          6,694         3,787         6,107          5,636
  Interest expense................................       49,269         34,771        13,970        58,810         25,230
  Depreciation and amortization...................       44,018         30,915        12,556        52,845         21,105
                                                   -------------   -----------   -----------   ------------   ------------
  Income before extraordinary item................       84,525         60,576        32,672        79,173         46,674
  Extraordinary item-loss on early extinguishment
    of debt.......................................           --         (5,534)       (2,432)           --         (2,432 )
                                                   -------------   -----------   -----------   ------------   ------------
  Net income......................................       84,525         55,042        30,240        79,173         44,242
  Dividends on preferred units....................      (18,436)        (6,972)           --       (24,581 )           --
                                                   -------------   -----------   -----------   ------------   ------------
  Net income available for Common Units...........  $    66,089    $    48,070   $    30,240   $    54,592    $    44,242
                                                   -------------   -----------   -----------   ------------   ------------
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Real estate, net of accumulated depreciation....  $ 2,597,141    $ 1,717,404   $ 1,307,299   $        --    $ 1,364,606
  Total assets....................................    2,700,479      1,964,889     1,366,244            --      1,429,488
  Total mortgages and notes payable...............      911,561        649,188       597,734            --        555,876
OTHER DATA:
  FFO(2)..........................................      110,107         84,519        45,558       107,437         67,779
  Cash flow provided by (used in) (3)
    Operating activities..........................      130,414         94,242        46,597       133,889         69,878
    Investing activities..........................     (942,741)      (169,015)     (416,097)   (1,532,154 )     (486,626 )
    Financing activities..........................      854,888        238,201       381,046     1,365,121        420,528
  EBIDA (4).......................................      177,812        126,262        59,198       190,828         93,009
  Ratio of earnings to combined fixed charges and
    preferred unit dividends (5)..................         1.87x          2.09x         2.93x         1.60 x         2.55 x
  Ratio of FFO before fixed charges to fixed
    charges (6)...................................         3.32x          3.55x         4.58x         2.94 x         3.90 x
  Number of in-service properties.................          501            369           280           501            292
  Total rentable square
    feet..........................................   31,979,000     21,904,000    16,700,000    31,979,000     17,455,000


                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1995
                                                    ------------

OPERATING DATA:
  Total revenue...................................   $   73,522
  Rental property operating expenses (1)..........       17,049
  General and administrative......................        2,737
  Interest expense................................       13,720
  Depreciation and amortization...................       11,082
                                                    ------------
  Income before extraordinary item................       28,934
  Extraordinary item-loss on early extinguishment
    of debt.......................................       (1,068)
                                                    ------------
  Net income......................................       27,866
  Dividends on preferred units....................           --
                                                    ------------
  Net income available for Common Units...........   $   27,866
                                                    ------------
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Real estate, net of accumulated depreciation....   $  593,066
  Total assets....................................      621,134
  Total mortgages and notes payable...............      182,736
OTHER DATA:
  FFO(2)..........................................       40,016
  Cash flow provided by (used in) (3)
    Operating activities..........................       43,169
    Investing activities..........................     (136,032)
    Financing activities..........................       93,443
  EBIDA (4).......................................       53,736
  Ratio of earnings to combined fixed charges and
    preferred unit dividends (5)..................         3.00x
  Ratio of FFO before fixed charges to fixed
    charges (6)...................................         4.31x
  Number of in-service properties.................          191
  Total rentable square
    feet..........................................    9,215,000

---------------

(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.

(2) Funds From Operations ("FFO") is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate its ability to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to partners. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.

(3) Reflects the Operating Partnership's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus depreciation of rental properties and amortization of deferred expenses, line of credit fees and the cost of unwinding certain interest rate swap agreements. There are no pro forma adjustments for changes in working capital items. This pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions described in the introduction to the table had been completed as of the beginning of each of the periods presented, nor does it purport to represent cash flows from operating, investing and financing activities for future periods.

(4) EBIDA means earnings before interest expense, depreciation and amortization. EBIDA is computed as income before extraordinary item plus interest expense, depreciation and amortization. The Operating Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing its operating performance because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate its ability to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect the Operating Partnership's results of operations and liquidity and should be considered in evaluating its operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity.

(5) The ratio of earnings to combined fixed charges and preferred unit dividends is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges and preferred unit dividends. Fixed charges and preferred unit dividends consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, the interest component of rental expense, plus any dividends on outstanding preferred units.

(6) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Operating Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of its ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.

                       DESCRIPTION OF OFFERED SECURITIES

GENERAL

     The   % MandatOry Par Put Remarketed Securities ("MOPPRS") due January   ,
2013 and the   % Notes due January   ,     (the "Notes" and, together with the
MOPPRS, the "Offered Securities") each constitute a separate series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued under the Indenture, dated as of December 1, 1996, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and First Union National Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The following description of the terms of the Offered Securities supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following summaries of certain provisions of the Offered Securities and the Indenture do not purport to be complete and are qualified in their entirety by reference to the actual provisions of the Offered Securities and the Indenture, including the definitions therein of certain terms. The MOPPRS and the Notes will be senior unsecured obligations of the Operating Partnership and will be limited each to $100,000,000 aggregate principal amount.

     The MOPPRS will bear interest at the annual interest rate of   % per annum
to January   , 2003 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein,
(i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at a price equal to 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See " -- Tender of MOPPRS; Remarketing" below.

     The Stated Maturity Date of the MOPPRS is January   , 2013. The Stated
Maturity Date of the Notes is January   ,      . Except in the limited
circumstances described herein, the MOPPRS are not subject to redemption prior to their Stated Maturity Date. After the Remarketing Date, the MOPPRS are subject to redemption by the Operating Partnership, in whole or in part, on substantially the same terms as the Notes may be redeemed as described below. The Notes are subject to redemption by the Operating Partnership prior to their Stated Maturity Date, in whole or in part, at any time, at the redemption prices set forth herein plus accrued and unpaid interest. See " -- Redemption" below. The Offered Securities will not be subject to any sinking fund.

     Under the circumstances described below, the MOPPRS are subject to redemption by the Operating Partnership from the Remarketing Dealer on the Remarketing Date. See " -- Redemption" below. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See " -- Repurchase" below.

     The Offered Securities will bear interest from January   , 1998, payable
semiannually on January   and July   of each year (each, an "Interest Payment
Date"), commencing July   , 1998, to the persons in whose name the applicable
Offered Securities are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest on each series of Offered Securities will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or government decree to be closed.

     Interest payable on any Interest Payment Date and at maturity or earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest
has been paid or duly provided for (or from and including January   , 1998, if
no interest has been paid or duly provided for with respect to such Offered Security) to but excluding such Interest Payment Date or the date of maturity or earlier redemption or repurchase, as the case may be. If any Interest Payment Date or the date of maturity or earlier redemption or repurchase of an Offered Security falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of maturity or earlier redemption, as the case may be.

     The Offered Securities will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will rank PARI PASSU with each other and all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Offered Securities will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership. As of September 30, 1997, the Operating Partnership had outstanding $390.8 million of unsecured, unsubordinated indebtedness and $258.4 million of secured indebtedness. On a pro forma basis, after giving effect to the completion of the ACP Transaction, the October 1997 Offering, the Selected Fourth Quarter 1997 Transactions, the Garcia Transaction, the Concurrent Common Stock Offering and this Offering, as of September 30, 1997, the Operating Partnership would have had outstanding $531.8 million of unsecured, unsubordinated indebtedness, $379.7 million of secured indebtedness and $1.8 billion of unencumbered assets.

     The Offered Securities will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF MOPPRS; REMARKETING

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     MANDATORY TENDER. Provided that the Remarketing Dealer gives notice to the Operating Partnership and the Trustee on a Business Day not more than 15 nor fewer than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under " -- Repurchase" or " -- Redemption" below. The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See " -- Notification of Results; Settlement" below. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default, or any event that, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See " -- Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of
  % (the "Base Rate") plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Operating Partnership and the Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Operating Partnership in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percent of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percent of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Remarketing Dealer has previously notified the Operating Partnership and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Operating Partnership, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

     All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     The Remarketing Dealer will make or cause the Trustee to make payment to the DTC participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Operating Partnership to make or cause to be made such payment for the MOPPRS, as described below under " -- Repurchase." In any case, the Operating Partnership will make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS in the book-entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (described below), the Operating Partnership has agreed that, notwithstanding any provision to the contrary set forth in the Indenture,
(i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see " -- Book-Entry System" below.

     THE REMARKETING DEALER. The Operating Partnership, the Company and the Remarketing Dealer will enter into a Remarketing Agreement in substantially the form described below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Operating Partnership or the Company in connection with the remarketing.

     The Operating Partnership and the Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement that are customary in the Operating Partnership's public offerings, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company or the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that are also customary in the Operating Partnership's public securities offerings.

     No Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Operating Partnership, the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer. Resignation of the Remarketing Dealer shall be effective ten days after the delivery to the Operating Partnership and the Trustee of notice of such resignation, provided such resignation is effective prior to the Notification Date, or on or after the Notification Date, immediately upon the failure of certain conditions described above and as specified in the Remarketing Agreement. In such case, it shall be the sole obligation of the Operating Partnership to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of

MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Operating Partnership or the Company as freely as if did not act in any capacity under the Remarketing Agreement.

REPURCHASE

     In the event that (i) the Remarketing Dealer for any reason does not notify the Operating Partnership of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company or the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event that, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or
(v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will repurchase the MOPPRS as a whole on the Remarketing Date, at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Operating Partnership to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

REDEMPTION

     THE MOPPRS. If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under " -- Tender of MOPPRS; Remarketing" and " -- Repurchase" and to the Operating Partnership's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Operating Partnership will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceeding the Determination Date, if the Operating Partnership irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Operating Partnership elects to redeem the MOPPRS, it shall pay the redemption price therefor in the same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     Provided that the MOPPRS have not been repurchased or redeemed as described above, following the remarketing of MOPPRS, the Operating Partnership will have the right to redeem the MOPPRS from the Beneficial Owners thereof on substantially the same terms as the Notes may be redeemed as described below. Interest on the MOPPRS upon the remarketing thereof shall be calculated at the Interest Rate to Maturity for all purposes.

     THE NOTES. The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued and unpaid interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected by such method as the Trustee deems fair and appropriate.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the Notes being redeemed.

     "Reinvestment Rate" means      % plus the yield on treasury securities at a
constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable that shall be designated by the Operating Partnership.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article Four of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance. The provisions of Article Four relating to defeasance will not apply to the MOPPRS until after the Remarketing Date.

NO PERSONAL LIABILITY

     No past, present or future director or partner of the Operating Partnership or any successor thereof shall have any liability for any obligation or agreement of the Operating Partnership contained under the Offered Securities, the Indenture or other debt obligations. Each Holder of Offered Securities by accepting such Offered Securities waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Offered Securities.

BOOK-ENTRY SYSTEM

     Upon issuance, each series of Offered Securities will be represented by a global security or securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC. Upon the issuance of such Global Security, DTC or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the Offered Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such Global Security.

     Payment of principal of and interest on each series of Offered Securities will be made to DTC or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for such series for all purposes under the Indenture. Neither the Operating Partnership, the Trustee nor any agent of the Operating Partnership or the Trustee will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Operating Partnership has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     Neither Global Security may be transferred except as a whole by DTC to a nominee of DTC. The Global Security representing each series of Offered Securities is exchangeable for certificated Offered Securities of such series only if (x) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and the Operating Partnership fails within 90 days thereafter to appoint a successor,
(y) in the case of the Notes only, the Operating Partnership in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the securities represented by such Global Security. In such event, the Operating Partnership will issue securities of the applicable series in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of Offered Securities of such series equal in principal amount to such beneficial interest and to have such securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, neither Global Security is exchangeable, except for a Global Security for the same series of Offered Securities of like denomination to be registered in the name of DTC or its nominee.

     So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Securities represented by such Global Security for the purposes or receiving payment on such securities, receiving notices and for all other purposes under the Indenture and such securities. Beneficial interests in any of the Offered Securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such persons owns its interest, to exercise any rights of a Holder under the Indenture. DTC will not consent or vote with respect to the Global Security representing a series of Offered Securities. Under its usual procedure, DTC mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (DTC's partnership nominee) consenting or voting rights to those participants to whose accounts the Offered Securities of a series are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     DTC has advised the Operating Partnership that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for each series of the Offered Securities will be made by the applicable Underwriters in immediately available funds. All payments of principal and interest will be made by the Operating Partnership in immediately available funds.

     The Offered Securities of each series will trade in DTC's same-day funds settlement system until maturity or until such Offered Securities are issued in definitive form, and secondary market trading activity in such Offered Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading-activity in such Offered Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership, and disposition of the MOPPRS is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with initial purchasers who hold MOPPRS as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding MOPPRS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the United States Federal income tax consequences of the MOPPRS until the Remarketing Date. Persons considering the purchase of MOPPRS should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MOPPRS arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a MOPPRS that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate, the income of which is subject to Federal income taxation regardless of its source, or (d) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (including, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons). OTHER CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE ACCOMPANYING PROSPECTUS.

TAX TREATMENT OF MOPPRS

     The United States Federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain. Because the MOPPRS are subject to mandatory tender on the Remarketing Date, the Operating Partnership intends to treat the MOPPRS as maturing on the Remarketing Date for United States Federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the MOPPRS. By purchasing the MOPPRS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, stated interest on the MOPPRS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the MOPPRS are issued to the U.S. Holder at par value or alternatively, if the excess of the par value over the issue price does not exceed the statutory DE MINIMIS amount (generally 1/4 of 1% of the MOPPRS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from the issue date), the MOPPRS will not be treated as having original issue discount.

     If the MOPPRS are issued at a discount greater than the statutory DE MINIMIS amount, a U.S. Holder must include original issue discount in income as ordinary income for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a MOPPRS would be the sum of the daily portions of original issue discount with respect to such MOPPRS for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such MOPPRS. The "daily portion" of original issue discount on any MOPPRS is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period "may be of any length and the accrual periods may vary in length over the term of the MOPPRS, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the MOPPRS' adjusted issue price at the beginning of such accrual period and appropriately adjusted to take into account the length of the particular accrual period and (ii) the amount of any "qualified stated interest" payments allocable to such accrual period. The "adjusted issue price" of a MOPPRS at the beginning of any accrual period is the sum of the issue price of the MOPPRS plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the MOPPRS that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the foregoing treatment, upon the sale, exchange, or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement (other than amounts representing accrued and unpaid interest that such U.S. Holder has not previously included in gross income) and such U.S. Holder's adjusted tax basis in the MOPPRS. An initial U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by an original issue discount included in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS. Such gain or loss will be capital gain or loss if the MOPPRS is held as a capital asset.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Operating Partnership's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date.

     Because of the remarketing, if the MOPPRS were treated as maturing on the Stated Maturity Date, Treasury Regulations relating to contingent payment debt obligations (the "Contingent Payment Regulations") would appear to be applicable. The effect of the Contingent Payment Regulations would be to (i) require U.S. Holders to use an accrual method with respect to the MOPPRS, regardless of their usual method of tax accounting, (ii) result in the possibility that U.S. Holders would be required to accrue income in excess of actual cash payments received, and (iii) generally result in ordinary rather than capital treatment of any gain or loss on the sale, exchange, or retirement of the MOPPRS.

     Specifically, under the Contingent Payment Regulations, the Operating Partnership would be required to construct a projected payment schedule for the MOPPRS, based upon the Operating Partnership's current borrowing costs for comparable debt instruments of the Operating Partnership, from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MOPPRS that would be deemed to accrue at this estimated yield for each day during the U.S. Holder's taxable year on which the U.S. Holder holds the MOPPRS. The amount of interest that would be deemed to accrue in any accrual period would equal the product of the estimated yield (properly adjusted for the length of the accrual period) and the MOPPRS' adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS' issue price increased by the interest previously accrued on the MOPPRS, and reduced by all payments made on the MOPPRS.

     Under the Contingent Payment Regulations, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing
Date), a U.S. Holder would be required to recognize taxable income or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MOPPRS as of the date of disposition. A U.S. Holder's adjusted tax basis in a MOPPRS generally would equal such U.S. Holder's initial investment in the MOPPRS increased by any interest previously included in income with respect to the MOPPRS by the U.S. Holder, and decreased by any payments received by the U.S. Holder. Any such taxable income generally would be treated as ordinary income. Any such taxable loss generally would be treated (i) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MOPPRS for the taxable year in which the sale or exchange occurs to the extent of the amount of such includible interest, and (ii) then as an ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MOPPRS in previous taxable years. Any remaining loss in excess of the amounts described in (i) and (ii) above generally would be treated as short-term, mid-term, or long term-capital loss (depending upon the U.S.

Holder's holding period for the MOPPRS). All amounts includible in income by a U.S. Holder as ordinary income pursuant to the Contingent Payment Regulations would be treated as original issue discount.

NON-U.S. HOLDERS

     A non-U.S. Holder whose income and gain with respect to the MOPPRS is not effectively connected with the conduct of a United States trade or business and who satisfies all documentation requirements will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Contingent Payment Regulations, if any) on a MOPPRS, unless such non-U.S. Holder owns, actually or constructively, 10% or more of the capital or profits interests in the Operating Partnership or is either a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the MOPPRS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MOPPRS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent, accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a MOPPRS, provided that the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The MOPPRS will not be includible in the estate of a non-U.S. Holder unless the individual owns, actually or constructively, 10% or more of the capital or profits interests in the Operating Partnership or, at the time of such individual's death, payments in respect of the MOPPRS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Under certain circumstances, U.S. Holders may be subject to backup withholding at a rate of 31% on payments made with respect to the MOPPRS. Backup withholding will apply only if (i) the payee fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor as required, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting, or (iv) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Payments made in respect of the MOPPRS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder establishes an exemption.

     In addition, upon the sale of a MOPPRS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     U.S. Holders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Holder will be allowed as a credit against the

U.S. Holder's United States Federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Holders. Non-U.S. Holders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the withholding, backup withholding, and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                  ERISA CONSIDERATIONS RELATING TO THE MOPPRS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e) (1) of the Code including individual retirement accounts of Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in JOHN HANCOCK LIFE INS. V. HARRIS TRUST AND SAV. BANK, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Operating Partnership and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Operating Partnership or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MOPPRS to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions or breaches of the fiduciary duties imposed under Section 404(a) of ERISA.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Operating Partnership or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, Plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

THE MOPPRS

     Subject to the terms and conditions set forth in an underwriting agreement and related terms agreement (together, the "MOPPRS Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "MOPPRS Underwriters"), and each of the MOPPRS Underwriters has severally agreed to purchase, the respective principal amount of the MOPPRS set forth
opposite its name below at a price equal to      % of the principal amount
thereof.

                                                                                                                 PRINCIPAL
                                                                                                                 AMOUNT OF
             UNDERWRITER                                                                                           MOPPRS
                                                                                                                ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated....................................................................................   $
J.P. Morgan Securities Inc...................................................................................
NationsBanc Montgomery Securities LLC........................................................................
                                                                                                                ------------
             Total...........................................................................................   $100,000,000
                                                                                                                ------------
                                                                                                                ------------

     In the MOPPRS Underwriting Agreement, the MOPPRS Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any are purchased. The MOPPRS Underwriters have advised the Operating Partnership that the MOPPRS Underwriters propose to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The MOPPRS Underwriters may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the MOPPRS Underwriters and any purchasers of MOPPRS for whom they may act as agent. The MOPPRS Underwriters and any dealers that participate with the MOPPRS Underwriters in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS by them may be deemed to be underwriting compensation.

     The MOPPRS Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the MOPPRS Underwriters in connection with the Offering. If the MOPPRS Underwriters create a short position in the MOPPRS in connection with the Offering, I.E., if they sell MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of the Prospectus Supplement, the MOPPRS Underwriters may reduce that short position by purchasing MOPPRS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the MOPPRS Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Operating Partnership nor the MOPPRS Underwriters make any representation that the MOPPRS Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

THE NOTES

     Subject to the terms and conditions set forth in an underwriting agreement and related terms agreement (together, the "Notes Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Notes Underwriters" and, together with the MOPPRS Underwriters, the "Underwriters"), and each of the Notes Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below.

                                                                                                                 PRINCIPAL
                                                                                                                   AMOUNT
             UNDERWRITER                                                                                          OF NOTES
                                                                                                                ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated....................................................................................   $
Goldman, Sachs & Co..........................................................................................
NationsBanc Montgomery Securities LLC........................................................................
                                                                                                                ------------
             Total...........................................................................................   $100,000,000
                                                                                                                ------------
                                                                                                                ------------

     In the Notes Underwriting Agreement, the several Notes Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any are purchased.

     The Notes Underwriters have advised the Operating Partnership that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to
certain dealers at such price less a concession not in excess of      % of the
principal amount per Note. The Notes Underwriters may allow, and such dealers
may reallow, a discount not in excess of      % of the principal amount per Note
to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

     The Notes Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids of purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Notes Underwriters create a short position in the Notes in connection with the Offering, I.E., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Notes Underwriters may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Notes Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Operating Partnership nor the Notes Underwriters make any representation that the Notes Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The MOPPRS and the Notes are new issues of securities with no established trading market. The Operating Partnership has been advised by the MOPPRS Underwriters and the Notes Underwriters that they intend to make a market in the MOPPRS and the Notes, respectively, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MOPPRS or the Notes.

     The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

     In the ordinary course of their respective businesses, the Underwriters provide investment banking, advisory and other financial services to the Operating Partnership and its affiliates for which they receive customary fees. NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, is a lender and agent under the Revolving Loans, for which it has received customary fees. In addition, the Operating Partnership intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to NationsBank, N.A. Accordingly, the Offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. NationsBanc Montgomery Securities LLC is participating in the Offering on the same terms as the other Underwriters and will not receive any benefit in connection with the Offering other than customary managing, underwriting and selling fees.

                                 LEGAL MATTERS

     The legality of the Offered Securities will be passed upon for the Operating Partnership by Alston & Bird LLP, Raleigh, North Carolina, and for the Underwriters by Andrews & Kurth L.L.P., Washington, D.C., who will rely on the opinion of Alston & Bird LLP as to matters of North Carolina law.

                    [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                   424(b)(3)
                                                                   333-31183


PROSPECTUS

                                 $1,250,000,000
                          HIGHWOODS PROPERTIES, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES
                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                DEBT SECURITIES
                               ----------------
     Highwoods Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, $.01 par value per share ("Common Stock"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $830,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Highwoods/Forsyth Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $420,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees"). Debt Securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described herein and in the accompanying Prospectus Supplement. The Company conducts substantially all of its activities through, and substantially all of its assets are held by, directly or indirectly, the Operating Partnership. Consequently, the Company's operating cash flow and its ability to service its financial obligations, including the Guarantees, is dependent upon the cash flow of, and distributions or other payments from, the Operating Partnership to the Company.
     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE
                         SECURITIES.  ----------------
     The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
                The date of this Prospectus is January 22, 1998.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Such information, when available, also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). In addition, the Common Stock of the Company and certain debt securities of the Operating Partnership are listed on the New York Stock Exchange ("NYSE"), and similar information concerning the Company or the Operating Partnership can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This prospectus ("Prospectus"), which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto. For further information with respect to the Company, the Operating Partnership and the Securities, reference is hereby made to such registration statement, exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company or the Operating Partnership with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

     a.The Company's annual report on Form 10-K for the year ended December
       31, 1996;

     b.The Operating Partnership's annual report on Form 10-K for the year ended December 31, 1996;

    c.The Company's quarterly reports on Form 10-Q for the periods ended
      March 31, 1997, June 30, 1997 and September 30, 1997;

    d.The Operating Partnership's quarterly reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

    e.The Company's current reports on Form 8-K, dated April 1, 1996 (as amended on June 3, 1996 and June 18, 1996), April 29, 1996 (as amended on June 3, 1996 and June 18, 1996), January 9, 1997 (as amended on February 7, 1997 and March 10, 1997), February 12, 1997, August 27, 1997 (as
      amended on September 23, 1997), September 18, 1997, September 25, 1997, October 1, 1997, October 4, 1997, December 22, 1997 and January 22, 1998;


    f.The Operating Partnership's current reports on Form 8-K, dated January
      9, 1997 (as amended on February 7, 1997 and March 10, 1997), February 12, 1997, October 1, 1997, December 22, 1997 and January 22, 1998; and

    g.The description of the Common Stock of the Company included in the Company's registration statement on Form 8-A, dated May 16, 1994.

     All documents filed by the Company or the Operating Partnership with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person to whom a copy of this Prospectus is delivered upon written or oral request. Requests should be made to: Highwoods Properties, Inc., Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


                   THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At December 31, 1997, the Company owned a portfolio of 342 office and 139 industrial (including 73 service center) properties (the "Properties"), and 729 acres (and had agreed to purchase an additional 472 acres) of undeveloped land suitable for future development (the "Development Land"). In addition, as of December 31, 1997, an additional 32 properties (the "Development Projects"), which will encompass approximately 3.3 million rentable square feet, were under development. The Properties are located in 19 markets in North Carolina, Florida, Tennessee, Georgia, Virginia, South Carolina, Maryland and Alabama. As of December 31, 1997, the Properties consisted of approximately 30.7 million rentable square feet, which were leased to approximately 3,100 tenants.

     The Company conducts substantially all of its activities through, and substantially all of its interests in the Properties are held directly or indirectly by, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of December 31, 1997, owned approximately 82% of the common partnership interests (the "Common Units") in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Each Common Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     In addition to owning the Properties, the Development Projects and the Development Land, the Company provides leasing, property management, real estate development, construction and miscellaneous services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc., a subsidiary of the Operating Partnership ("Highwoods Services"), and through Highwoods/Tennessee Properties, Inc., a wholly owned subsidiary of the Company.

     The Company is a Maryland corporation that was incorporated in 1994. The Operating Partnership is a North Carolina limited partnership formed in 1994. The Company's and the Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and their telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.


                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing offered Securities.


Geographic Concentration

     The Company's revenues and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing commercial properties). The Company's performance and its ability to make distributions to stockholders is particularly dependent on the economic conditions in its southeastern markets. In addition, there can be no assurance as to the continued growth of the economy in the Company's southeastern markets.


Conflicts of Interest in the Business of the Company

     Tax Consequences upon Sale or Refinancing of Properties. Holders of Common Units may suffer adverse tax consequences upon the sale or refinancing of any of the Company's properties; therefore, such holders, including certain of the Company's officers and directors, and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual property, those members of the Company's management and board of directors of the Company who hold Common Units may influence the Company not to sell or refinance certain properties even though such sale or refinancing might otherwise be financially advantageous to the Company.

     Policies with Respect to Conflicts of Interests. The Company has adopted certain policies relating to conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the independent directors of the Company or a majority of the shares of capital stock held by disinterested stockholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.


Limitations on Acquisition and Change in Control

     Ownership Limit. The Company's Articles of Incorporation prohibit ownership of more than 9.8% of the outstanding capital stock of the Company by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the board of directors even if a change in control were in the interest of stockholders.

     Required Consent of the Operating Partnership for Significant Corporate Action. The Company may not engage in certain change of control transactions without the approval of the holders of a majority of the outstanding Common Units. Should the Company ever own less than a majority of the outstanding Common Units, this voting requirement might limit the possibility for an acquisition or change in the control of the Company. As of December 31, 1997, the Company owned approximately 82% of the Common Units.

     Staggered Board. The board of directors of the Company has three classes of directors, the terms of which will expire in 1998, 1999 and 2000. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

     Operating Partnership Agreement. The Operating Partnership Agreement was recently amended to clarify the provisions relating to limited partners' redemption rights in the event of certain changes of control of the Company. Because these provisions require an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the Amendment could have the effect of discouraging a third party from making an acquisition proposal for the Company.

     Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.


Adverse Impact on Distributions of Failure to Qualify as a REIT

     The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the

Company believes that it will operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.


Real Estate Investment Risks

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company's ability to make distributions to its stockholders and the Operating Partnership's ability to make payments of interest and principal on any Debt Securities may be adversely affected.

     The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of each property; the ability of the Company to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     Competition. Numerous office and industrial properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of the Company's properties. Significant development of office or industrial properties in a particular area could have a material effect on the Company's ability to lease space in its properties and on the rents charged.

     Bankruptcy and Financial Condition of Tenants. At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business, which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

     Renewal of Leases and Reletting of Space. The Company will be subject to the risks that upon expiration of leases for space located in its properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company were unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected.

     Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting its financial performance.

     Changes in Laws. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Company's properties are also subject to various Federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties comply in all material respects with such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     Risks of Joint Ownership of Assets. The Company may from time to time invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives.


Risk of Development, Construction and Acquisition Activities

     The Company intends to continue development and construction of office and industrial properties, including development on the Development Land and the completion of the Development Projects. Risks associated with the Company's development and construction activities, including activities relating to the Development Land and the Development Projects, may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. Furthermore, while the Company is likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios, no assurances can be given that any or all of such proposed acquisitions will be consummated.

     Although the Company has limited its development, acquisition, management and leasing business primarily to markets and property types with which management is familiar, the Company may expand its business to new geographic areas and property types. Management believes that much of its past success has been a result of its local expertise in the Southeast and its experience in the ownership, management and development of suburban office and industrial properties. The Company may not initially possess the same level of familiarity with new geographic areas and property types, which could adversely affect its ability to develop, acquire, manage or lease newly acquired properties.


Financing Risks

     Debt Financing. The Company and the Operating Partnership are subject to the risks associated with debt financing, including the risk that the cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on floating rate debt, the risk that the Company and the Operating Partnership will not be able to prepay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If refinancing of such indebtedness could not be secured on acceptable terms, the Company and/or the Operating Partnership might be forced to dispose of properties upon disadvantageous terms, which might result in losses and might adversely affect the cash flow available for distribution to equity holders or debt service. An inability to secure refinancing could also cause the Company to issue equity securities when its valuation is low, which could adversely affect the market price of such securities. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

     Risk of Rising Interest Rates. The Company and the Operating Partnership have incurred and expect in the future to incur floating rate indebtedness in connection with the acquisition and development of properties, as well as for other purposes. Also, additional indebtedness that the Company and the Operating Partnership incur under the existing revolving credit facility bears interest at a floating rate. Accordingly, increases in interest rates would increase interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).


Possible Environmental Liabilities

     Under various Federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACM"), and third parties may seek recovery from owners or operators of real property for personal injuries associated with ACM. A number of the Properties contain ACM or material that is presumed to be ACM. In connection with the ownership and operation of its properties, the Company may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources, and the presence of hazardous or toxic substances at a site in the vicinity of a property could require the property owner to participate in remediation activities in certain cases or could have an adverse affect on the value of such property. In a few situations, contamination from adjacent properties has migrated onto property owned by the Company; however, based on current information, management of the Company does not believe that any significant remedial action is necessary at these affected sites.

     As of the date hereof, substantially all of the Properties have been subjected to a Phase I environmental assessment or assessment update. These assessments have not revealed, nor is management of the Company aware of, any environmental liability that it believes would have a material adverse effect on the Company's financial position, operations or liquidity taken as a whole. This projection, however, could prove to be incorrect depending on certain factors. For example, the Company's assessments may not reveal all environmental liabilities, or may underestimate the scope and severity of environmental conditions observed, with the result that there may be material environmental liabilities of which the Company is unaware, or material environmental liabilities may have arisen after the assessments were performed of which the Company is unaware. In addition, assumptions regarding groundwater flow and the existence and source of contamination are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties, or by third parties unrelated to the Company.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and are responsible to the Company for any damages resulting from the tenants' use of the property. The Company is not aware of any material environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.


                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio. The Company is required, by the terms of the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"), to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional partnership interests.


               RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges for the Company for the nine months ended September 30, 1997 and for the year ended December 31, 1996 were 2.50x and 2.53x, respectively. The ratios of earnings to fixed charges for the Operating Partnership for the nine months ended September 30, 1997 and for the year ended December 31, 1996 were 2.47x and 2.55x, respectively. The ratios of earnings to fixed charges for both the Company and the Operating Partnership for the year ended December 31, 1995 and the period from June 14, 1994 to December 31, 1994 were 3.00x and 2.43x, respectively. Earnings were inadequate to cover fixed charges by $171,000 and $239,000 for the years ended December 31, 1993, and 1992, respectively. These deficiencies occurred prior to the Company's initial public offering (the "IPO") of Common Stock in June 1994. Prior to the completion of the IPO, the Company's predecessor (the "Highwoods Group") operated in a manner as to minimize taxable income to the owners. As a result, although its properties have generated positive net cash flow, the Highwoods Group had net losses for the years ended December 31, 1992 and 1993. The IPO allowed the Company to significantly deleverage its properties and improve its ratio of earnings to fixed charges.

     On February 12, 1997, the Company issued 125,000 8 5/8% Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares"), which was its first issuance of preferred stock. See "Description of Series A Preferred Shares." On September 25, 1997, the Company issued 6,900,000 8% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares"), which was its second issuance of preferred stock. See "Description of Series B Preferred Shares." For the nine months ended September 30, 1997, the ratio of earnings to combined fixed charges and preferred stock dividends was 2.12x for the Company and 2.09x for the Operating Partnership.

     The ratio of earnings to combined fixed charges and preferred stock dividends is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges and preferred stock dividends. Fixed charges and preferred stock dividends consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, the interest component of rental expense, plus any dividends on outstanding preferred stock.


                         DESCRIPTION OF DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued under an indenture dated as of December 1, 1996 (the "Indenture"), between the Operating Partnership, the Company and First Union National Bank, as trustee (together with any other trustees appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


General

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1997, the total outstanding debt of the Operating Partnership was $649.2 million, $258.4 million of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     (1) the title of such Debt Securities;

     (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

    (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

    (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

    (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

    (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Regulation 14E under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

     (19) if other than the Trustee, the identify of each security registrar and/or paying agent; and

     (20) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under " -- Merger, Consolidation or Sale" and " -- Certain Covenants" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company. In addition, subject to the limitations set forth under " -- Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the board of directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."


Guarantees

     The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. In addition, Debt Securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described in the applicable Prospectus Supplement.


Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating

Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).


Merger, Consolidation or Sale

     The Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).


Certain Covenants

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership, or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1011).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     Maintenance of Total Unencumbered Assets. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all outstanding Unsecured Debt (Section 1012).

     Existence. Except as permitted under " -- Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; provided, however, that the Operating Partnership or the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

     Maintenance of Properties. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

     Insurance. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

     Payment of Taxes and Other Claims. Each of the Operating Partnership and the Company is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company, or any Subsidiary; provided, however, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1013).

     Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the

Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

     As used herein and in the Prospectus Supplement:

     "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt (as defined below).

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, (g) provisions for or realized losses on properties and (h) charges for early extinguishment of debt and (ii) less amounts that have been included for gains on properties.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP").

     "Debt" means any indebtedness, whether or not contingent, in respect of
(i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

     Additional Covenants. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.


Events of Default, Notice and Waiver

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for 10 days after notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section
501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders); provided, that in the case of an Event of Default described under provision (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to transmit notice to the Holders of a series of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or would subject the Trustee to personal liability, or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Debt Securities are Guaranteed Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).


Modification of the Indenture

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right or repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee to facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities, the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee (i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and
(ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption (Section 805).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section 1504).


Discharge, Defeasance and Covenant Defeasance

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under " -- Certain Covenants") and if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 402).

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 402). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under " -- Events of Default, Notice and Waiver" with respect to Sections no longer applicable to such Debt Securities or described in clause (g) under " -- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.


No Conversion Rights

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.


Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.


                         DESCRIPTION OF PREFERRED STOCK

General

     The Company is authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, of which 125,000 8 5/8% Series A Cumulative Redeemable Preferred Shares and 6,900,000 8% Series B Cumulative Redeemable Preferred Shares have been issued and are outstanding as of the date hereof. See "Description of Series A Preferred Shares" and "Description of Series B Preferred Shares."

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").


Terms

     Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1) the title and stated value of such Preferred Stock;

    (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) the provision for a sinking fund, if any, for such Preferred Stock;

     (7) the provision for redemption, if applicable, of such Preferred Stock;

    (8) any listing of such Preferred Stock on any securities exchange;

    (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price or manner of calculation thereof;

   (10) whether interests in such Preferred Stock will be represented by Depositary Shares;

   (11) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (12) a discussion of Federal income tax considerations applicable to such Preferred Stock;

   (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (15) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.


Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.


Dividends

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred

Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).


Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Stockholder Liability

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.


Restrictions on Ownership

     As discussed below under "Description of Common Stock -- Certain
Provisions Affecting Change of Control -- Ownership Limitations and Restrictions on Transfers," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding capital stock of the Company. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.


Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                    DESCRIPTION OF SERIES A PREFERRED SHARES

     The following description of the Company's 8 5/8% Series A Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series A Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series A Preferred Shares. The Company is authorized to issue 143,750 Series A Preferred Shares, 125,000 of which were issued and outstanding as of the date hereof.

     With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares rank pari passu with the Series B Preferred Shares and any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series A Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series A Preferred Shares. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the last day of February, May, August and November of each year commencing May 31, 1997, at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or nor there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series A Preferred Shares have a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends.

     The Series A Preferred Shares are not redeemable prior to February 12, 2027. On and after February 12, 2027, the Series A Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $1,000 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

     If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

     The Series A Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series A Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control -- Ownership Limitations and Restrictions on Transfer."


                    DESCRIPTION OF SERIES B PREFERRED SHARES

     The following description of the Company's 8% Series B Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series B Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series B Preferred Shares. The Company is authorized to issue 6,900,000 Series B Preferred Shares, all of which were issued and outstanding as of the date hereof.

     With respect to the payment of dividends and amounts upon liquidation, the Series B Preferred Shares rank pari passu with the Series A Preferred Shares and any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series B Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series B Preferred Shares. Dividends on the Series B Preferred Shares are cumulative from the date of original issue and are payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1997, at the rate of 8% of the $25 liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series B Preferred Shares have a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends.

     The Series B Preferred Shares are not redeemable prior to September 25, 2002. On and after September 25, 2002, the Series B Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $25 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

     If dividends on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series B Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

     The Series B Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series B Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control -- Ownership Limitations and Restrictions on Transfer."


                        DESCRIPTION OF DEPOSITARY SHARES

General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.


Dividends and Other Distributions

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock that has been converted or exchanged.


Withdrawal of Stock

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


Redemption of Depositary Shares

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.



Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.


Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.


Conversion of Preferred Stock

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.


Amendment and Termination of a Deposit Agreement

     Any form of Depositary Receipt evidencing Depositary Shares that will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less that 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.


Charges of a Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of a Preferred Stock Depositary for any duties required by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.


Resignation and Removal of Depositary

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


Miscellaneous

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Depositary Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                          DESCRIPTION OF COMMON STOCK

General

     The authorized capital stock of the Company includes 100 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. As of December 31, 1997, there were approximately 46.8 million shares of Common Stock outstanding, and approximately 10.4 million shares reserved for issuance upon exchange of outstanding Common Units.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement.

     All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.


     Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors.


Certain Provisions Affecting Change of Control

     General. Pursuant to the Company's Articles of Incorporation and the Maryland general corporation law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction.

     Maryland Business Combination and Control Share Statutes. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the board of directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     Ownership Limitations and Restrictions on Transfers. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The board of directors may waive the Ownership Limit if evidence satisfactory to the board of directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Common Units. The foregoing restrictions on transferability and ownership will not apply if the board of directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the board of directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

     Operating Partnership Agreement. The Operating Partnership Agreement requires that any merger (unless the surviving entity contributes substantially all of its assets to the Operating Partnership for Common Units) or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company). The Operating Partnership Agreement also contains provisions relating to a limited partner's redemption right in the event of certain changes of control of the Company and under certain circumstances allows for limited partners to continue to hold Common Units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their Common Units. The covered changes of control (each, a "Trigger Event") are: (i) a merger involving the Company in which the Company is not the surviving entity; (ii) a merger involving the Company in which the Company is the survivor but all or part of the Company's shares are converted into securities of another entity or the right to receive cash; and (iii) the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

     Upon occurrence of a Trigger Event, the rights of a limited partner to receive a share of the Company's common stock (a "REIT Share") or cash equal to the fair market value of a REIT Share upon redemption of a Common Unit is converted into the right to receive a share (a "Replacement Share") or cash equal to the fair market value thereof of the acquiror or a parent of the acquiror. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the Replacement Shares. If neither the acquiror nor any parent has publicly traded equity securities, the Replacement Shares will be the equity securities of the entity with the highest market capitalization. The number of Replacement Shares to be received by a limited partner (or to be used to calculate the cash payment due) upon a redemption of Common Units shall be equal to the number of REIT Shares issuable prior to the Trigger Event multiplied by (i) the number of Replacement Shares the holder of a single REIT Share would have received as a result of the Trigger Event or, if the Replacement Shares have not been publicly traded for one year, (ii) a fraction, the numerator of which is the Average Trading Price (as defined in the Operating Partnership Agreement) of a REIT Share as of the Trigger Event and the denominator of which is the Average Trading Price of a Replacement Share as of the Trigger Event.

     If the acquiror in a Trigger Event is a REIT, it must make provision to preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the Operating Partnership Agreement provides that, if a distribution of cash or property is made in respect of a Replacement Share, the Operating Partnership will distribute the same amount in respect of a Common Unit as would have been received by a limited partner had such partner's Common Units been redeemed for Replacement Shares prior to such distribution.

     Because the Operating Partnership Agreement requires an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the terms of the Operating Partnership Agreement could also have the effect of discouraging a third party from making an acquisition proposal for the Company.

     These provisions of the Operating Partnership Agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the Common Units (excluding those held by the Company).

     Shareholders' Rights Plan. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Securities. Certain Federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of the Company as a REIT

     General. Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     Alston & Bird LLP has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT. Alston & Bird LLP is of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1996, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year ended December 31, 1997, and the taxable year that will end December 31, 1998. This opinion is based on factual representations of the Company concerning its business operations and its properties and Alston & Bird LLP has not independently verified these facts. In addition, the Company's qualification and taxation as a REIT at any time during the 1997 and 1998 years is dependent, among other things, upon its meeting the requirements of Section 856(a) of the Code throughout each of such years and for each year as a whole. Accordingly, because the Company's satisfaction of the REIT requirements for such years will depend upon future events, including precise terms and facts of proposed transactions, and the final determination of operational results, no assurance can be given that the actual results of the Company's operations for the taxable year ended December 31, 1997, or the taxable year that will end December 31, 1998, will satisfy the REIT requirements.


Federal Income Taxation of the Company

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service ("IRS") (the "Built-In Gain Rules").


Requirements for Qualification

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, and nature of assets.

     Organizational Requirements. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities), (vii) files an election to be taxed as a REIT on its return for each taxable year, and
(viii) satisfies the 95% and 75% income tests and the 75%, 25%, 10% , and 5% asset tests, as described below. The Code provides that conditions (i) through
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (v), certain pension funds and other tax-exempt entities are treated as persons. For purposes of condition (vi), the beneficiaries of a pension or profit-sharing trust under section 401(a) of the Code are treated as REIT stockholders. In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities, and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). The Taxpayer Relief Act of 1997, enacted August 5, 1997 ("Taxpayer Relief Act"), repeals the 30% gross income test for taxable years beginning after August 5, 1997. Accordingly, the 30% gross income test will not apply to the Company beginning with its taxable year that will end December 31, 1998.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules (a "Related Party Tenant"). Third, rent attributable to personal property is excluded from "rents from real property" except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants and are provided to such tenants, such services must be provided by an independent contractor. In the event that an independent contractor provides such services, the Company must adequately compensate the independent contractor, the Company must not derive any income from the independent contractor, and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the Company, taking into consideration the applicable ownership rules. Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company's rental income will not cease to qualify as "rents from real property" merely because the Company performs a de minimis amount of impermissible services to the tenants. For purposes of the preceding sentence, (i) the amount of income received from such impermissible services cannot exceed one percent of all amounts received or accrued during such taxable year, directly or indirectly, by the Company with respect to such property and (ii) the amount treated as received by the Company for such impermissible services cannot be less than 150 percent of the direct cost of the Company in furnishing or rendering such services.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors.

     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, dividends on the Operating Partnership's stock in Highwoods Services will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under a certain provision of the Code. This relief provision generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the nature and amount of each item of income to its Federal income tax return and (iii) the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if this relief provision applies, a 100% tax would be imposed with respect to the portion of the Company's taxable income that fails the 75% or 95% gross income test.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables), and government securities. Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, not more than 5% of the value of the Company's assets may consist of securities of any one issuer (other than those securities includible in the 75% asset test). Fourth, not more than 10% of the outstanding voting securities of any one issuer may be held by the Company (other than those securities includible in the 75% asset test).

     The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company through the Operating Partnership acquired the securities of Highwoods Services, but also each time the Company increases its ownership of its respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in Highwoods Services.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company will be considered to own its pro rata share of such stock. See "The Company and the Operating Partnership." Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of Highwoods Services. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of Highwoods Services exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of Highwoods Services owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Alston & Bird LLP, in rendering its opinion as to the qualification and taxation of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of Highwoods Services. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.


Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's 95% distribution requirement if one of the following two sets of criteria are satisfied: (i) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (ii) the dividends were declared before the Company timely files its Federal income tax return for such year, the dividends were distributed in the twelve month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and the Company elected on its Federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon at regular capital gains or ordinary corporate tax rates to the extent that it does not distribute all of its net capital gain or "REIT taxable income" as adjusted. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under Section 7121 of the Code, or an agreement as to tax liability between the Company and an IRS district director, the Company may be able to rectify any resulting failure to meet the 95% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and the Company also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company's REIT taxable income resulting from the adverse determination. The Company, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.


Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of positive current and accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.


Taxation of U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate, the income of which is subject to Federal income taxation regardless of its source or (d) is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and then the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November, or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. U.S. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above.

     Capital Gain Distributions. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company; (ii) the U.S. Stockholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such stockholders, and (iii) the basis of the U.S. Stockholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in such stockholders' long-term capital gains.

     As a result of the changes made to the capital gain rates by the Taxpayer Relief Act (See " -- Certain Disposition of Shares"), the IRS recently issued Notice 97-64 outlining (i) when a REIT may designate its dividends as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxed at 25% as noted in "Certain Disposition of Shares"), or a 28% rate gain distribution and (ii) how to calculate the amount of such distributions, which may be subject to certain deferral or bifurcation adjustments. When a REIT designates a distribution as a capital gain dividend, which is attributable to a taxable year ending after May 7, 1997, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution, as unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. Where no such designation is provided, the dividend will be treated as a 28% rate gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as either a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution must be calculated in accordance with the Code and the IRS Notice.

     Passive Activity Loss and Investment Interest Limitations. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have such gain taxed at ordinary income rates.

     Certain Dispositions of Shares. In general, U.S. Stockholders will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) such stockholders' adjusted basis in such Common Stock. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling U.S. Stockholder from those shares. As a result of the Taxpayer Relief Act, the maximum rate of tax on net capital gains on individuals, trusts, and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000, and held for more than five years. For 15% percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000, and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to U.S. Stockholders by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

     Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) at least one qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the board of directors.


Special Tax Considerations for Non-U.S. Stockholders

     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. This discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state, local, and foreign income tax laws on an investment in the Company, including any reporting requirements.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions that are taxable under FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under an income tax treaty.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that were designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding (unless such Non-U.S. Stockholder is entitled to a lower rate under an income tax treaty) or 10% FIRPTA withholding. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It currently is anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will be a domestically controlled REIT. If the Company were not a domestically controlled REIT, a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the Common Stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the Common Stock will be listed and the selling stockholder owned no more than 5% of the Common Stock throughout the testing period. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     A purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company's Common Stock currently is a regularly traded security on the New York Stock Exchange. The Company believes that it qualifies under both the regularly traded and the domestically controlled REIT exceptions to withholding but cannot provide any assurance to that effect.


Information Reporting Requirements and Backup Withholding Tax

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if
(i) the payee fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor as required, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting, or (iv) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.


Tax Aspects of the Operating Partnership

     General. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Annual Distribution Requirements."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" that may leave some of the Book-Tax Differences unaccounted for, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company, and
(c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain if the Company's interest in the Operating Partnership has been held for longer than one year, subject to reduced tax rates described above (See " -- Taxation of U.S. Stockholders -- Capital Gain Distributions"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

     Sale of the Properties. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.


Other Tax Considerations

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership through distributions on stock of Highwoods Services held by the Operating Partnership. Highwoods Services will not qualify as a REIT and will pay Federal, state, and local income taxes on its taxable income at normal corporate rates. Any Federal, state, or local income taxes that Highwoods Services is required to pay will reduce the cash available for distribution by the Company to its stockholders.

     As described above, the value of the securities of Highwoods Services held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Common Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of Highwoods Services). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of Highwoods Services to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.


State and Local Tax

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.


                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or through a combination of any such method of sale. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     The distribution of Securities may be effected from time to time in transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.


                                    EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's annual report (Form 10-K) for the year ended December 31, 1996, and of Highwoods/ Forsyth Limited Partnership, incorporated herein by reference from the Operating Partnership's annual report (Form 10-K) for the year ended December 31, 1996, the financial statements with respect to Anderson Properties, Inc. and the financial statements with respect to Century Center Group incorporated herein by reference from the Company's current report on Form 8-K dated January 9, 1997 (as amended on Forms 8-K/A dated February 7, 1997 and March 10, 1997), the combined financial statements and schedule of Eakin & Smith for the year ended December 31, 1995, incorporated by reference from the Company's current report on Form 8-K dated April 1, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), and the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995, incorporated herein by reference from the Company's Current Report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenue and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, incorporated by reference herein from the Company's current report on Form 8-K dated August 27, 1997 (as amended on Forms 8-K/A filed September 18, 1997 and September 23,
1997), have been so incorporated in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Crocker Realty Trust, Inc. as of December 31, 1995 and for the year then ended, the financial statements of Crocker & Sons, Inc. as of December 31, 1994 and for the year then ended, and the financial statements of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and for each of the years in the two year period ended December 31, 1994, have been incorporated by reference herein from the

Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. as of December 31, 1994 and for the year ended December 31, 1994, and the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) through December 31, 1993 incorporated herein by reference from the Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of AP Southeast Portfolio Partners, L.P. for the period from its date of inception (November 17, 1993) through December 31, 1993 incorporated herein by reference from the Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18,
1996), have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon for the Company and the Operating Partnership by Alston & Bird LLP, Raleigh, North Carolina. Certain legal matters will be passed upon for any underwriters, dealers or agents by Andrews & Kurth L.L.P., Washington, D.C.

     In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Alston & Bird LLP.

------------------------------------------------------------
------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP OR THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ----------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                        PAGE
                                                        ----
Prospectus Supplement Summary........................   S-3
The Operating Partnership............................   S-10
Recent Developments..................................   S-12
The Properties.......................................   S-17
Management...........................................   S-19
Use Of Proceeds......................................   S-20
Capitalization.......................................   S-21
Selected Financial Data..............................   S-22
Description Of Offered Securities....................   S-25
Certain United States Federal Income Tax
  Considerations.....................................   S-32
ERISA Considerations Relating to the MOPPRS..........   S-35
Underwriting.........................................   S-36
Legal Matters........................................   S-37

                                   PROSPECTUS

Available Information................................   2
Incorporation Of Certain Documents By
  Reference..........................................   2
The Company And The Operating Partnership............   3
Risk Factors.........................................   3
Use Of Proceeds......................................   7
Ratios Of Earnings To Combined Fixed Charges And
  Preferred Stock Dividends..........................   8
Description Of Debt Securities.......................   8
Description Of Preferred Stock.......................   20
Description Of Series A Preferred Shares.............   25
Description Of Series B Preferred Shares.............   26
Description Of Depositary Shares.....................   26
Description Of Common Stock..........................   30
Federal Income Tax Considerations....................   33
Plan Of Distribution.................................   43
Experts..............................................   44
Legal Matters........................................   45

                                  $200,000,000
                               HIGHWOODS/FORSYTH
                              LIMITED PARTNERSHIP
                              $100,000,000       %
                               MANDATORY PAR PUT
                            REMARKETED SECURITIESSM
                                  ("MOPPRSSM")
                             DUE JANUARY     , 2013

                              $100,000,000       %
                        NOTES DUE JANUARY     ,

                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------

                             MANAGERS OF THE MOPPRS
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                             ----------------------
                             MANAGERS OF THE NOTES
                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                               JANUARY    , 1998

                         "MANDATORY PAR PUT REMARKETED
                        SECURITIESSM" AND "MOPPRSSM" ARE
                             SERVICE MARKS OWNED BY
                           MERRILL LYNCH & CO., INC.
------------------------------------------------------------
------------------------------------------------------------